UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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ALAMO GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ALAMO GROUP INC.
1627 East Walnut Street
Seguin, Texas 78155

Dear Fellow Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Alamo Group Inc. Due to concerns relating to the COVID-19 pandemic, and to support the health and safety of our employees, directors and shareholders, the Annual Meeting will be held in a virtual-only format on Thursday, May 6, 2021, at 9:00 a.m. Central Daylight Time.

How to attend the 2021 virtual Annual Meeting of Shareholders

To attend the Annual Meeting you will need to visit www.virtualshareholdermeeting.com/ALG2021, and you will be required to enter the control number found on your proxy card, voting instruction form or notice you previously received. If you have difficulty accessing the Annual Meeting through the Annual Meeting Website, please call 1-844-986-0822 (toll-free) or 303-562-9302 (international) and technicians will be available to assist you. A list of stockholders entitled to vote at the Annual Meeting will be available during the entire time of the Annual Meeting at the Annual Meeting Website. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

Your vote is very important. Whether or not you expect to attend the virtual meeting and regardless of the number of shares you own, please mark, sign and mail the enclosed proxy in the envelope provided as soon as possible.  Stockholders may also vote through the Internet or by telephone.  Even if you vote in advance, you are still entitled to attend the virtual meeting and vote at the meeting. If you vote at the meeting, that vote will have the effect of revoking any prior vote.

Thank you for your support.

 /s/ Roderick R. Baty
Roderick R. Baty
Chairman of the Board of Directors
March 15, 2021

ALAMO GROUP INC.
1627 East Walnut Street
Seguin, Texas 78155

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 6, 2021
____________________

To the Stockholders of
Alamo Group Inc.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alamo Group Inc. (the “Company”) will be held in a virtual-only format on Thursday, May 6, 2021, at 9:00 a.m. Central Daylight Time, for the following purposes:

1.to elect the seven (7) directors named in the proxy materials to the Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

2.to approve the compensation of the Company's named executive officers ("NEOs") on an advisory basis (the "say-on-pay proposal");

3.to ratify the Audit Committee’s appointment of KPMG LLP as the Company's independent auditors for the 2021 fiscal year; and

4.to transact such other business as may properly come before the meeting or any adjournment thereof.

In accordance with the Bylaws of the Company, the Board of Directors fixed the record date for the meeting as
March 15, 2021. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

Stockholders who do not expect to attend the virtual meeting are urged to sign the enclosed proxy and return it promptly.  A return envelope is enclosed for that purpose.  Stockholders may also vote through the Internet or by telephone.  Instructions for voting through the Internet or by telephone are included on the proxy card.

A complete list of stockholders entitled to vote at the meeting, showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten business days prior to the meeting, commencing April 22, 2021, at the offices of the Company’s Counsel, which is Clark Hill Strasburger, The Bakery Building, 2301 Broadway Street, San Antonio, Texas 78215-1157.

By Order of the Board of Directors
/s/ Edward T. Rizzuti
Edward T. Rizzuti
Secretary

Dated: March 15, 2021

ALAMO GROUP INC.
1627 East Walnut Street
Seguin, Texas 78155

Proxy Statement for the Annual Meeting of Stockholders
To Be Held on May 6, 2021

GENERAL INFORMATION

The accompanying Proxy is solicited by the Board of Directors (the “Board of Directors” or the “Board”) of Alamo Group Inc., a Delaware corporation (the “Company,” “we,” “our,” or “us”), to be voted at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 6, 2021, and at any meeting scheduled as a result of any adjournments thereof.  The meeting will be held in a virtual-only format at 9:00 a.m. central time. To attend the Annual Meeting you will need to visit www.virtualshareholdermeeting.com/ALG2021, and you will be required to enter the control number found on your proxy card, voting instruction form or notice you previously received. This Proxy Statement and the accompanying Proxy are being mailed to stockholders on or about March 31, 2021.  The Annual Report of the Company for fiscal 2020 including audited financial statements for the fiscal year ended December 31, 2020, and a proxy card are enclosed.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on
May 6, 2021:  Our Proxy Statement and our Annual Report, which includes our Form 10-K for the fiscal year ended
December 31, 2020, are available free of charge on our website at:  www.alamo-group.com/fr.

Voting and Proxies

Only holders of record of common stock, par value $.10 per share (“Common Stock”), of the Company at the close of business on March 15, 2021 (the “Record Date”) shall be entitled to vote at the meeting.  There were 20,000,000 authorized shares of Common Stock and 11,899,169 shares of Common Stock outstanding on the Record Date.  Each share of Common Stock is entitled to one vote.  Any stockholder giving a proxy has the power to revoke the same at any time prior to its use by giving notice in person or in writing to the Secretary of the Company.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the 2021 Annual Meeting of Stockholders and any adjournment thereof. By signing and returning the enclosed proxy card, you authorize the persons named as proxies on the proxy card to represent you at the meeting and vote your shares. If you are not present at the meeting, your shares can be voted only when represented by a proxy either pursuant to the enclosed proxy card or otherwise. You may indicate a vote on the enclosed proxy card in connection with any of the listed proposals, and your shares will be voted accordingly. If you indicate a preference to abstain from voting, no vote will be cast.

Votes Required to Approve a Proposal

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting. A majority of the outstanding shares of common stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be included in determining the presence of a quorum at the Annual Meeting. Where a stockholder’s proxy or ballot is properly executed and returned but does not provide voting instructions, the shares of such stockholder will nevertheless be counted as being present at the Meeting for the purpose of determining a quorum.

“Broker non-votes” occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then vote those shares on the stockholder’s behalf.

Each director will be elected by a majority of the votes cast with respect to such director.  A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director.  Abstentions and "broker non-votes" are not considered to be votes cast with respect to the election of directors. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.”  As required by the Company’s Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by stockholders and the Board accepts the resignation.  If a director is not elected, the Nominating/Corporate Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation.  The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind the decision, within 90 days after the election results are certified.

Approval of the say-on-pay proposal requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting.  Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. Under New York Stock Exchange rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the say-on-pay proposal if your broker does not receive voting instructions from you. Abstentions are entitled to vote on this proposal and therefore will have the same effect as a negative vote on this proposal. Broker non-votes will have no impact on the proposal since they are not considered shares entitled to vote on the proposal.

The ratification of KPMG LLP’s appointment as the Company’s independent auditor requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereat. Abstentions are present and entitled to vote and will thus have the same effect as a negative vote on the proposal to approve and ratify the appointment of KPMG LLP.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Listed in the following table are the only beneficial owners of more than five percent of the Company's outstanding Common Stock that the Company is aware of as of February 19, 2021.  In addition, this table includes the outstanding voting securities beneficially owned by the Company’s directors, by its executive officers that are listed in the Summary Compensation Table, and by its directors and executive officers as a group as of February 19, 2021.  Unless indicated otherwise below, the address of each person named on the table below is: c/o Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155.

Beneficial Owner of Common Stock	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Henry Crown and Company c/o Brian Gilbert Gould & Ratner LLP 222 N. LaSalle Street, Suite 800 Chicago, IL 60601	1,700,000	(3)	14.29%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	1,506,128	(4)	12.66%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	657,050	(5)	5.52%
Victory Capital Management Inc. 4900 Tiedeman Rd, 4th Floor Brooklyn, OH 44144	655,246	(6)	5.51%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	650,992	(7)	5.47%
Ronald A. Robinson	238,648	(8)	2.01%
Roderick R. Baty	20,000	(9)	*
Eric P. Etchart	7,555	(9)	*
Robert P. Bauer	6,648	(9)	*
Tracy C. Jokinen	4,536	(9)	*
Richard W. Parod	5,116	(9)	*
Lorie L. Tekorius	1,356	(9)	*
Dan E. Malone	13,484	(10)	*
Jeffery A. Leonard	17,964	(8)(10)	*
Richard H. Raborn	9,327	(8)(10)	*
Edward T. Rizzuti	9,339	(8)(10)	*
All Directors and Executive Officers (14 Persons)	364,137	(8)(10)	3.06%
___________________
*Less than 1% of class.
1.In each case, the beneficial owner has sole voting and investment power, except as otherwise provided herein.
2.The calculation of percent of class is based on the number of shares of Common Stock outstanding as of February 19, 2021, being 11,896,421 shares.
3.Based on Schedule 13D/A, dated December 21, 2012, Bgear Investors LLC, a Delaware limited liability company, and Henry Crown and Company, an Illinois limited liability partnership, had shared voting and dispositive power over 1,361,700 shares, and Henry Crown and Company, a Delaware corporation, had sole voting and dispositive power over 338,300 shares as of December 31, 2012.
4.Based on Schedule 13G/A, dated January 27, 2021, by which BlackRock, Inc. reported that as of December 31, 2020, it had sole voting power over 1,494,496 shares and had shared voting power over none of the shares and sole dispositive power over 1,506,128 shares. BlackRock, Inc. reported beneficial ownership of the 1,506,128 shares as of December 31, 2020.
5.Based on Schedule 13G, dated February 10, 2021, by which The Vanguard Group reported that as of December 31, 2020, it had sole voting power over zero shares, had shared voting power over 20,769 shares and had sole dispositive power over 628,763 shares. The Vanguard Group reported beneficial ownership in 657,050 shares as of December 31, 2020.
6.Based on Schedule 13G/A, dated February 2, 2021, by which Victory Capital Management Inc. reported that as of December 31, 2020, it had sole voting power over 647,006 shares, had shared voting power over none of the shares, and had sole dispositive power over 655,246 shares. Victory Capital Management Inc. reported beneficial ownership in 655,246 shares as of December 31, 2020.
7.Based on Schedule 13G/A, dated February 12, 2021, by which Dimensional Fund Advisors LP reported that as of December 31, 2020, it had sole voting power over 614,170 shares, had shared voting power over none of the shares, and had sole dispositive power over 650,992 shares. Dimensional Fund Advisors LP reported beneficial ownership in 650,992 shares as of December 31, 2020.
8.Includes: unvested restricted stock awards that have power to vote and receive dividends as follows: 22,799 shares for Mr. Robinson; 3,717 shares for Mr. Malone; 4,822 shares for Mr. Leonard; 4,561 shares for Mr. Raborn; 3,542 shares for Mr. Rizzuti; and 5,582 shares for other executive officers.
9.Includes: unvested restricted stock awards that have power to vote and receive dividends as follows: 2,321 shares each for Mr. Baty, Mr. Etchart, Mr. Bauer and Ms. Jokinen; 2,176 shares for Mr. Parod; and 1,266 shares for Ms. Tekorius.
10.Includes: shares available for exercise under various stock options as follows: 3,000 shares for Mr. Leonard; 1,500 shares for Mr. Raborn; 4,100 shares for Mr. Rizzuti; and 4,100 shares for other executive officers.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Bylaws of the Company provide that the number of directors which shall constitute the whole Board of Directors shall be fixed and determined from time to time by resolution adopted by the Board of Directors.  Currently, the size of the Board of Directors has been fixed at seven (7) directors.

Each director elected at the Annual Meeting will serve until the next Annual Meeting of Stockholders or until a successor is elected and qualified.  Unless otherwise instructed, shares represented by properly executed proxies in the accompanying form will be voted for the individuals nominated by the Board of Directors set forth below. Although the Board of Directors anticipates that the listed nominees will be able to serve, if at the time of the meeting any such nominee is unable or unwilling to serve, such shares may be voted at the discretion of the proxy holders for a substitute nominee.  The Nominating/Corporate Governance Committee of the Board of Directors recommended the individuals listed below to the Board of Directors and the Board of Directors nominated them. Certain information concerning such nominees, including all positions with the Company and principal occupations during the last five years, is set forth below.

We have provided below information about our nominees, all of whom are incumbent directors, including their ages, years of service as directors, and business experience. We have also included information about each nominee’s specific experience, qualifications, attributes, or skills that led the Board to conclude that he/she should serve as one of our directors in light of our business and structure. All of our nominees bring to our Board extensive management and leadership experience gained through their service as executives and, in several cases, chief executive officers, chief operating officers or chief financial officers of diverse businesses. In these executive roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital, risk and business cycles. In addition, several nominees bring private and public company board experience with either significant experience on other boards or long service on our board. This broadens their knowledge of board policies and processes, rules and regulations, issues and solutions.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Roderick R. Baty, age 67, has been a director of the Company since August 2011 and was appointed Chairman of the Board on May 3, 2018. Mr. Baty served as Chairman and Chief Executive Officer of NN, Inc., from May 2001 until his retirement in May 2013. NN, Inc. is a publicly owned global manufacturer of industrial rubber and plastic products and precision metal components serving a variety of markets, including the automotive industry, original equipment manufacturers, HVAC, heavy equipment and many other industrial end markets. Mr. Baty joined NN, Inc. in 1995 as Vice President of Sales and Marketing/Chief Financial Officer and was elected to the Board of Directors. In 1997, he was named President and Chief Executive Officer, and was elected Chairman of the Board in 2001. Prior to joining NN, Inc., Mr. Baty served as President and Chief Operating Officer of Hoover Precision Products from 1990 to 1995. Hoover Precision Products is a North American specialist manufacturer of precision balls serving various industries, including automotive, aerospace, anti-friction bearings, pumps, medical, pen, and furniture applications. Mr. Baty brings to the Board senior executive leadership experience in the areas of public company governance, operational, financial and strategic management within industrial and international manufacturing companies.
Robert P. Bauer, age 62, has been a director of the Company since August 2015. Mr. Bauer serves as President and Chief Executive Officer and as a director of the L.B. Foster Company ("L.B. Foster"), a manufacturer, fabricator and distributor of products and services for transportation and energy infrastructure. L.B. Foster specializes in infrastructure maintenance material for freight and transit rail systems; construction products for highway bridges and ports; tubular products and services for pipeline and drilling applications; and precision metering solutions for pipelines. Mr. Bauer joined L.B. Foster in February of 2012. Prior to joining L.B. Foster, Mr. Bauer was President of the Refrigeration Business for Emerson Climate Technologies, a subsidiary of Emerson Electric Company, and served in various executive positions at Emerson Electric Company from 1994 until he was recruited to L.B. Foster. Mr. Bauer brings to the Board many years of experience in the global manufacturing environment, with valuable and extensive knowledge concerning global product marketing, new product development, strategic planning, corporate governance, and mergers and acquisitions.

Eric P. Etchart, age 64, has been a director of the Company since August 2015. From 2007 until his retirement in January 2016, Mr. Etchart served as Senior Vice President for the Manitowoc Company, Inc., a global manufacturer of cranes and food service equipment serving both residential and non-residential markets as well as infrastructure and power industries. Mr. Etchart was the President of the Manitowoc Crane Group from 2007 until 2015 and Senior Vice President of Business Development from 2015 until his retirement. Prior to joining Manitowoc, Mr. Etchart held various management positions for Potain S.A., a global manufacturer of tower cranes, until it was acquired by Manitowoc in 2001. Mr. Etchart is a National Association of Corporate Directors (NACD) fellow. Mr. Etchart brings to the Board over thirty years of global manufacturing experience, extensive knowledge of and expertise in finance and marketing, and is a French national with over twenty years of management experience outside the U.S., which provides the Company with a meaningful international perspective on global markets.
Tracy C. Jokinen, age 52, has been a director of the Company since August 2016. She is the Executive Vice-President and Chief Financial Officer of Vyaire Medical, a global respiratory care company. Before joining Vyaire in March of 2020, Ms. Jokinen was the Executive Vice President and Chief Financial Officer of Acelity L.P. Inc. ("Acelity"), a leading global medical technology company, from June 2017 until October 2019 when Acelity was acquired by the 3M Company. Before joining Acelity in June of 2017, Ms. Jokinen served as the Chief Financial Officer of G&K Services, Inc. (“G&K”), a service-focused provider of branded uniform and facility services programs, from 2014 to 2017. Prior to her service as Chief Financial Officer of G&K, Ms. Jokinen spent 22 years with Valspar Corporation (“Valspar”), a global manufacturer of paints and coatings, in various positions of increasing responsibility. Most recently, she served as Valspar’s Vice President, Corporate Finance, where she led Valspar’s tax, treasury, investor relations, internal audit, operations, finance, and corporate accounting functions. Her previous positions at Valspar included Vice President, Finance & Strategy, and Vice President, Corporate Controller and Chief Accounting Officer. Ms. Jokinen's extensive and varied management experience, a significant portion of which was within the manufacturing sector, provides the Company with meaningful financial and accounting expertise as well as useful problem solving skills relevant to a large multinational manufacturing company.

Richard W. Parod, age 67, was appointed a director of the Company on December 14, 2017. Mr. Parod was the President and Chief Executive Officer and a director of the Lindsay Corporation ("Lindsay") from April 2000 until his retirement on December 1, 2017. Prior to Lindsay, Mr. Parod served as the Vice President and General Manager of the Toro Company's Irrigation Division from 1997 to 2000. Toro is a leading worldwide provider of outdoor turf, landscape, underground utility construction, irrigation and related equipment. In his role as President and CEO with Lindsay, a global manufacturer of agricultural and infrastructure equipment, Mr. Parod gained valuable executive leadership experience and he brings meaningful expertise in many areas relevant to the Company, including manufacturing operations, product development, sales and marketing, strategic planning, accounting and corporate governance.

Ronald A. Robinson, age 68, has been President, Chief Executive Officer and a director of the Company since 1999.  Mr. Robinson previously was President of Svedala Industries, Inc. ("Svedala"), the U.S. subsidiary of Svedala Industries AB of Malmo, Sweden, a leading manufacturer of equipment and systems for the worldwide construction, mineral processing and materials handling industries.  Mr. Robinson joined Svedala in 1992 when it acquired Denver Equipment Company of which he was Chairman and Chief Executive Officer.  Mr. Robinson has a deep knowledge and understanding of our Company and our lines of business. Mr. Robinson has demonstrated his leadership abilities and his commitment to our Company. In December 2020, Mr. Robinson informed the Board of Directors of his intention to retire by mid-year 2021 and upon the appointment of his successor. The Board has been preparing for such a transition in Company leadership and anticipates naming a new President and CEO as Mr. Robinson's successor in the near term. It is Mr. Robinson's intention to remain as a member of the Company's Board of Directors following his retirement as President and CEO.

Lorie L. Tekorius, age 53, has been a director of the Company since December 2019. Ms. Tekorius is President and Chief Operating Officer of The Greenbrier Companies, Inc. ("Greenbrier"). Greenbrier is one of the leading designers, manufacturers and marketers of railroad freight car equipment in North America, Europe and South America. The company manufactures and markets marine barges in North America and is also a leading provider of freight railcar wheel services, parts, repair and refurbishment in North America. Ms. Tekorius has served as Greenbrier’s Chief Operating Officer since August 2018 and was promoted to President in August 2019. She has served in various management positions for the company since 1995, most recently as Executive Vice President and Chief Operating Officer and, prior to that, as Executive Vice President and Chief Financial Officer. Ms. Tekorius provides the Company with highly relevant experience in finance, accounting, public company governance, strategic planning, and global manufacturing operations.

The Board has delegated some of its authority to three Committees of the Board of Directors.  These are the Audit Committee, Nominating/Corporate Governance Committee, and Compensation Committee.  All three Committees have published charters on the Company’s website at www.alamo-group.com under the “Our Commitment” tab.  The following table shows the current membership of each Committee of the Board (all members of which are independent) and the number of meetings held by each Committee during 2020:

	Compensation Committee	Audit Committee	Nominating/Corporate Governance Committee
Roderick R. Baty, Chairman of the Board
Robert P. Bauer	X	X	X
Eric P. Etchart	X		Chair
Tracy C. Jokinen	X	Chair
Richard W. Parod	Chair	X	X
Ronald A. Robinson
Lorie L. Tekorius		X	X
Number of Fiscal 2020 Meetings	3	4	2

INFORMATION CONCERNING DIRECTORS

None of the nominees for director or the executive officers of the Company has a familial relationship with any of the other executive officers or other nominees for director. In accordance with our Corporate Governance Guidelines, no director may serve on more than three public company boards of directors (including the Company's Board).  Mr. Etchart has served as director of Graco Inc., a publicly traded company, since 2010 and is a member of the Audit and Compensation Committees of Graco. Mr. Etchart has also served as a director of the WD-40 Company, a publicly traded company, since December of 2016 where he is currently the chairman of the Nominating and Governance Committee and a member of the Finance Committee. Mr. Parod has served as a director of Raven Industries, Inc., a publicly traded company, since December of 2017 and is a member of their Audit Committee and Nominating/Corporate Governance Committee. Mr. Bauer is a director of L.B. Foster, a publicly traded company, where he also serves as President and Chief Executive Officer.  Except as disclosed above, none of the directors or nominees is a director or has been a director over the past five years of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or of any company registered under the Investment Company Act of 1940, as amended.

Non-management directors may meet in executive session, without the Chief Executive Officer, at any time, and there are regularly scheduled non-management executive sessions at each meeting of the Board of Directors and Committees thereof. The Chairman of the Board and the Chair of each Committee preside over their respective executive sessions.

In determining independence, each year the Board affirmatively determines whether each director has any “material relationships” with the Company other than as a director.  When assessing the “materiality” of a director’s relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions.

The Board of Directors has determined that all of its current directors except Mr. Robinson, President and CEO, have no material relationships with the Company or its auditors and are independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards on director independence and the director independence standards established under the Company’s Corporate Governance Guidelines, which are available at www.alamo-group.com under the “Our Commitment” tab.

If you and other interested parties wish to communicate with the Board of Directors of the Company, you may send correspondence to the Corporate Secretary, Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155.  The Secretary will submit your correspondence to the Board or to the appropriate Committee or Board member, as applicable.  The Board’s policy regarding stockholder communication with the Board of Directors is available at www.alamo-group.com under the “Our Commitment” tab.

Stockholders and other interested parties may communicate with non-management directors of the Board by sending their correspondence to the Corporate Secretary, Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155.

Vote required.  Each director will be elected by a majority of the votes cast with respect to such director. All proxies will be voted “FOR” these nominees unless a contrary choice is indicated.  Shares voting “abstain” on any nominee for director will be excluded from the vote and will have no effect on the election of directors. Broker non-votes will also be excluded from the vote and will have no effect on the election of directors.

THE BOARD OF DIRECTORS HAS APPROVED THE SLATE OF DIRECTORS AND
RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL SEVEN NOMINEES, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" EACH NOMINEE UNLESS OTHERWISE INSTRUCTED.

CORPORATE GOVERNANCE

Meetings and Committees of the Board

During the fiscal year ended December 31, 2020, the Board held six meetings.  Each incumbent director attended in person or by phone 100% of the total number of meetings of the Board and Committees on which the director served during 2020. It is a policy of the Board that all directors attend the Annual Meeting of Stockholders.  All of our directors attended the Annual Meeting of Stockholders in May 2020 which was held as a virtual meeting due to concerns relating to the COVID-19 pandemic.

Board Leadership Structure

The Board does not have a policy on whether the same person should serve as both the CEO and Chairman of the Board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee.  The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time.

Currently, Mr. Baty serves as Chairman of the Board and Mr. Robinson serves as the CEO. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board sets the agenda for Board meetings and presides over meetings of the full Board. The Board believes that its current leadership structure is appropriate at this time.

The Board's Role in Strategic and Risk Oversight

     Our Board takes an active role in overseeing management's development and implementation of its strategic plan. It receives a comprehensive overview of management's strategic plan for the Company's business at least annually and reviews periodic updates concerning the Company's execution of the plan, as well as updates from individual business units at regularly scheduled Board meetings during the course of the year. The Board provides insight and guidance to Company management and, if necessary, challenges management concerning the Company's overall strategic direction. The Board also monitors and analyzes the Company's financial results and approves all material acquisitions and significant capital expenditures.

The Board also has an active role in overseeing management of the Company’s risk. The Board regularly reviews information regarding the Company’s operational, financial, legal, cybersecurity, fraud and reputational risks which is usually conveyed to the Board by the senior management of the Company or by one of the Board’s Committees. The Board also continues to monitor risks posed to our European operations resulting from the UK's exit from the European Union. Because overseeing risk is an ongoing process and an inherent part of the Company’s strategic decisions, the Board discusses risk throughout the year at other meetings in relation to specific proposed actions.

The Board has delegated certain risk management oversight responsibility to the Board committees. The Audit Committee oversees risks related to the Company’s accounting, auditing, reporting, financial practices (including the integrity of the Company’s financial statements), cybersecurity, administration and financial controls, and compliance with legal and regulatory requirements. The Audit Committee also reviews and discusses the Company’s policies with respect to risk assessment and risk management. The Compensation Committee oversees risks relating to the Company’s compensation, incentive compensation, and equity-based compensation plans. The Nominating/Corporate Governance Committee oversees risks relating to the composition and organization of the Board and the Company's governance practices, including environmental and social governance matters.

The Company believes that its leadership structure also enhances the risk oversight function of the Board.  Our CEO regularly discusses material risks facing the Company with management and members of the Board. Our CEO, as a member of the Board, is also expected to report candidly to his fellow directors on his assessment of the material risks the Company faces, based upon the information he receives as part of his management responsibilities.

The Audit Committee

In January 2020, the Audit Committee of the Board of Directors consisted of Ms. Jokinen (Chair), Ms. Tekorius and Messrs. Bauer and Parod. The Committee met four times during fiscal 2020. All Committee members were present in person or by telephone at the meetings. The duties and responsibilities of the Committee include, among other things, to:

-	appoint, approve compensation, and oversee the work of the independent auditor;
-	review at least annually a report by the independent auditor describing the firm’s internal control procedures and any material issues raised by the most recent internal control review;
-	preapprove all audit services and associated fees by the independent auditors;
-	preapprove all permissible non-audit services to be provided by the independent auditor;
-	review the independence of the independent auditor;
-	review the scope of audit and resolve any difficulties or disagreements with management encountered during the audit or any interim periods;
-	review and discuss with management and the independent auditor the annual audit and quarterly financial statements of the Company;
-	recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K and in the quarterly reports on Form 10-Q, in both cases, as reviewed;
-	review the adequacy and effectiveness of the Company’s internal controls;
-	review the adequacy and effectiveness of the Company’s disclosure controls and management reports thereon;
-	approve the scope of the internal auditor’s audit plan;
-	review and approve earnings press releases, financial information and earnings guidance, if any;
-	review financial risk assessment presented by management;
-	oversee the Company’s compliance systems with respect to legal and regulatory requirements, review the Company’s Code of Business Conduct and Ethics and monitor compliance with such code;
-	review complaints regarding accounting, internal accounting controls and auditing matters, including a way to report anonymously;
-	review the Company’s adherence to regulations for the hiring of employees and former employees of the independent auditor;
-	periodically review and evaluate the Company's policies and programs for identifying cybersecurity risks; and
-	review and evaluate annually the qualifications, performance and independence of the independent auditor, including a review and evaluation of the lead partner of the independent auditor, and assure regular rotation of the lead audit partner as required by law.

The Audit Committee reports to the Board on its activities and findings.

The Board has determined that under current NYSE listing standards all members of the Committee are financially literate, are “Audit Committee financial experts,” and are independent under the Company’s Corporate Governance Guidelines and NYSE listing requirements, and that each has accounting or related financial management expertise as required by the NYSE listing standards.  The Committee’s Charter and Corporate Governance Guidelines, which have been approved by the Board, are reviewed at least annually and may be viewed on the Company’s website www.alamo-group.com under the “Our Commitment” tab.

Report of the Audit Committee

                The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission (the “SEC”) or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Audit Committee is currently comprised of four independent members of the Company’s Board of Directors. Each member of the Audit Committee is independent under applicable law and NYSE listing requirements.  The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which the Board of Directors reviews on an annual basis.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.  In fulfilling its oversight responsibilities in fiscal 2020, the Committee reviewed and discussed with management the Quarterly Reports on Form 10-Q and the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant adjustments, and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed with management and with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.  In addition, the Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence as described in Item 407(d)(3)(i) of Regulation S-K. The Committee has also considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audit.  They also discussed with management and the internal auditor the overall scope and plans for the Company’s assessment of internal control.  The Committee meets with the independent auditors and the internal auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting.  The Committee met four times during fiscal 2020.  All Committee members were present at the meetings.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.  The Audit Committee also recommended, subject to stockholder ratification, the appointment of KPMG LLP as the Company’s independent auditors for fiscal year 2021.  Audit, audit-related and any permitted non-audit services provided to the Company by KPMG LLP are subject to preapproval by the Audit Committee.

AUDIT COMMITTEE

Tracy C. Jokinen, Chair
Robert P. Bauer, Member
Richard W. Parod, Member
Lorie L. Tekorius, Member

The Nominating/Corporate Governance Committee

In January 2020, the Nominating/Corporate Governance Committee consisted of Messrs. Etchart (Chair), Bauer and Parod and Ms. Tekorius. During 2020, the Committee held two meetings. All Committee members were present at the meetings.  The Committee has the responsibility, among other things, to:

-	evaluate director candidates and has sole authority to retain a search firm in that effort, approve its fees and scope of service;
-	recommend to the Board of Directors nominees for Board election by the stockholders based upon their qualifications, knowledge, skills, expertise, experience and diversity;
-	review Board composition to reflect the appropriate balance of knowledge, skills, expertise, experience and diversity;
-	review size of the Board and the frequency and structure of Board meetings;
-	recommend to the Board the establishment, elimination, size and composition of standing Committees;
-	review, at least annually, the Company's Code of Business Conduct & Ethics;
-	review, at least annually, the Company's annual sustainability reporting data and annual sustainability report;
-	make recommendations to the Board concerning public company governance matters based on trends and best practices, including on matters relating to environmental and social governance;
-	oversee and establish procedures for the annual evaluation of the Board and management; and
-	develop, recommend to the Board, and review annually a set of corporate governance guidelines.

The Board of Directors has determined that the members of the Committee are independent under the Company’s Corporate Governance Guidelines and NYSE listing requirements.  The Committee’s Charter and the Company’s Corporate Governance Guidelines are reviewed at least annually and may be viewed on the Company’s website www.alamo-group.com under the “Our Commitment” tab.

The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders.  The Committee’s Policy Regarding Director Candidates Recommended by Shareholders, the Company’s Corporate Governance Guidelines (including our standards of director independence), the charters of our Board Committees, and the Company’s Code of Business Conduct and Ethics are on our website www.alamo-group.com under the “Our Commitment” tab and are available in print at no charge to any stockholder who requests them by writing to Corporate Secretary, Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155.
Any stockholder of the Company who complies with the notice procedures set forth below and is a stockholder of record at the time such notice is delivered to the Company may make a director recommendation for consideration by the Nominating/Corporate Governance Committee. A stockholder may make recommendations at any time, but recommendations for consideration of a nominee at the Annual Meeting of Stockholders must be received not less than 120 days before the first anniversary of the date the proxy statement was released to stockholders in connection with the previous year’s annual meeting. Therefore, to submit a candidate for consideration for nomination at the 2022 Annual Meeting of Stockholders, a stockholder must submit the recommendation, in writing, by December 2, 2021. The written notice must demonstrate that it is being submitted by a stockholder of the Company and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the stockholder must provide confirmation of each candidate’s consent to serve as a director. A stockholder must send recommendations to the Nominating/Corporate Governance Committee, Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155.
The Nominating/Corporate Governance Committee identifies, evaluates and recommends director candidates to the Board of Directors.  In identifying and recommending nominees for positions on the Board of Directors, the Nominating/Corporate Governance Committee places primary emphasis on (i) judgment, character, expertise, skills and knowledge useful to the oversight of our business; (ii) diversity of viewpoints, backgrounds, experiences and other demographics; (iii) business or other relevant experience; and (iv) the extent to which the interplay of the nominee's expertise, skills, knowledge and experience with that of other members of the Board will build a board that is active, collegial and responsive to the needs of the Company.  Although gender and diversity characteristics, such as race, ethnicity and nationality, are important considerations in the Committee’s process, the Committee and the Board of Directors do not have a formal policy with regard to the consideration of gender and/or diversity in identifying director nominees.  Nominees are not discriminated against on the basis of gender, race, religion, national origin, sexual orientation, disability or any other basis prescribed by law.

Upon identifying a director candidate, or considering a director candidate recommended by a stockholder, the Committee initially determines the need for additional or replacement Board members and evaluates all the director candidates under the criteria described above, based on the information the Committee receives with the recommendation or otherwise possesses, which may be supplemented by certain inquiries. If the Committee determines, in consultation with other Board members including the Chair, that a more comprehensive evaluation is warranted, the Committee may then obtain additional information about the director candidate’s background and experience, including by means of interviews. The Committee will then evaluate the director candidate further, again using the evaluation criteria described above. The Committee receives input on such director candidates from other directors, and recommends director candidates to the full Board of Directors for nomination. The Committee may engage a third party to assist in the search for director candidates or to assist in gathering information regarding a director candidate’s background and experience.  If the Committee engages a third party, the Committee approves the fee that the Company pays for such services.

The Compensation Committee

In January 2020, the Compensation Committee of the Board of Directors consisted of Messrs. Parod (Chair), Bauer and Etchart and Ms. Jokinen. The Committee held three meetings in 2020. All Committee members were present at the meetings.  The duties and responsibilities of the Committee include, among other things, to:

-	review and approve, at least annually, the goals and objectives relevant to CEO compensation and the structure of the Company’s plans for executive compensation, incentive compensation, equity-based compensation and its general compensation, and employee benefit plans, and make recommendations to the Board;
-	evaluate annual performance of the CEO in light of the goals of the Company’s executive compensation plans, and recommend his or her compensation based on this evaluation;
-	in consultation with the CEO, review, evaluate and recommend to the Board the compensation of all executive officers and key managers;
-	evaluate and recommend to the Board compensation of directors for Board and Committee service;
-	review and recommend to the Board any severance agreement made with the CEO;
-	review and recommend to the Board the amount and terms of all individual equity awards, including stock options, restricted stock or performance based equity awards;
-	review executive officer and director compliance with stock ownership requirements;
-	review and recommend to the Board all equity-based and incentive compensation plans that are subject to stockholder approval; and
-	approve and issue the annual report on executive compensation required by the SEC for inclusion in the Company’s proxy statement.

The Compensation Committee may delegate its duties and responsibilities to subcommittees as it deems necessary and advisable.  The role of our executive officers in determining compensation is discussed below under “Compensation Discussion and Analysis.”  The Compensation Committee has the authority to retain, at the Company’s expense, compensation consultants and other advisers as it deems necessary to assist in the fulfillment of its duties. In 2020, the Compensation Committee engaged Pay Governance, LLC (the "Compensation Consultant") to provide consulting services regarding the Company's executive compensation program for 2020 and 2021. The Compensation Consultant provided (i) comparative market data and recommendations concerning potential compensation adjustments to 2020 annual cash incentive compensation for the Committee to consider in light of the impacts the COVID-19 pandemic had on the Company's business in 2020; (ii) recommendations concerning potential changes to PSU grants made in 2020 that were impacted by the COVID-19 pandemic; and (iii) market data information to assist with the setting of total executive compensation levels for 2021.

The Compensation Consultant provided no services to the Company other than the services provided to the Compensation Committee as outlined above. The Committee assessed the independence of the Compensation Consultant under both SEC and NYSE rules and determined that the Compensation Consultant is independent and the work of the Compensation Consultant did not raise any conflict of interest.

The Board of Directors has determined that the members of the Committee are independent under the Company’s Corporate Governance Guidelines, the NYSE listing requirements, the Exchange Act and the rules and regulations of the SEC.

The Committee’s Charter and the Company’s Corporate Governance Guidelines are reviewed at least annually and may be viewed on the Company’s website www.alamo-group.com under the “Our Commitment” tab.

Stock Ownership Guidelines

Consistent with our objective of aligning management's interests with the interests of our stockholders, the Company adopted formal stock ownership guidelines applicable to senior executives and non-employee directors of the Company. The guidelines require that the total value of the executive's or director's holdings of Company stock must equal or exceed the specified target values shown below:

Title	Target Ownership
Chief Executive Officer	5 times annual base salary
Division EVPs & CFO	2.5 times annual base salary
All other Section 16 Officers	2 times annual base salary
Other Key Senior Executives	1 time annual base salary
Outside Directors	5 times annual cash retainer
Each senior executive and director is expected to meet the target ownership requirements within a period of five (5) years from the date of adoption of our guidelines (on or before May of 2023) or, for any newly hired/promoted executives or newly appointed directors, within five (5) years from the date of hire, promotion or appointment. Senior executives and directors are required to hold at least 50% of the net shares of Company stock obtained through the Company's equity compensation programs until the applicable ownership targets are achieved. Compliance with the stock ownership guidelines is measured annually and reported to the Compensation Committee. All of our NEOs and Directors, with the exception of Ms. Tekorius, who became a member of the Board in December 2019, have met share ownership requirements under our Stock Ownership Guidelines.
For purposes of calculating ownership value, we count (i) all vested Company stock owned directly and indirectly (e.g., held by a spouse or trust) including vested restricted stock and restricted stock units, (ii) all shares of time-based unvested restricted stock and restricted stock units, and (iii) the in-the-money value of vested but unexercised stock options. We do not count unvested stock options or unvested performance-based equity awards. The failure by an executive or director to achieve or to show sustained progress towards achievement of the applicable ownership target within the recommended time period(s) may result in the reduction of future long term incentive grants and/or a requirement that the executive/director retain all Company stock obtained through the vesting or exercise of any equity grants or the taking of any other action as may be appropriate.
Prohibition on Hedging and Pledging
The Company has adopted a policy prohibiting directors and executive officers from pledging Company stock as collateral for any outstanding obligation or entering into any transactions intended to hedge or offset any decrease in the market value of Company stock. Prior to 2020, the activity prohibited by our policy did not apply to the amount of Company stock held by our directors and executives in excess of their applicable share ownership requirement under the Company's Stock Ownership Guidelines. In 2020, we revised our policy concerning the hedging and pledging of Company stock to completely prohibit the hedging of Company stock by directors and executive officers of the Company and to completely prohibit the pledging of Company stock by directors and executive officers unless such pledging is expressly approved in advance by the Company's Board on an exception basis and, in the event any such approval by the Board is granted, pledging is only permissible with respect to Company stock held in excess of the share ownership requirement under our Stock Ownership Guidelines. To date, there have been no approvals provided by our Board with respect to pledging activity by any of our executive officers. Our policy concerning hedging and pledging of Company stock only applies to directors and executive officers of the Company and not to our general employee population.

Sustainability & Environmental and Social Governance Priorities

In 2019, we began an important initiative focused on increasing transparency regarding our environmental, social and governance priorities. We believe sustainability is a critical consideration for all aspects of our business and we are committed to promoting a corporate culture that builds sustainability into our strategic planning while incorporating it into our day-to-day business operations. Our efforts in this area have led to the development of a sustainability framework focused on the following three key areas:

•ENVIRONMENT
•PEOPLE AND COMMUNITY
•GOVERNANCE AND ETHICS

More details concerning our sustainability program can be found in our second annual Sustainability Report (published in March 2021) which may be viewed on the Company's website under the "Our Commitment" tab. Because we are committed to making ongoing improvements in our sustainability practices over time, we felt it was important to measure certain key indicators on an annual basis as follows:

Focus Area	Metric
Energy Usage	Gigajoules/metric tons ("MT") products shipped
Renewable Electric Energy	Renewable electric energy/total electric energy used
Emissions	Greenhouse gas emissions MT/MT of products shipped
Water Usage	Water used (m3)/MT of products shipped
Waste Generation	Landfill waste (Kg)/MT of products shipped
Waste Recycling	Recycled waste (MT)/Landfill waste (MT)
Employee Safety	Number of recordable injuries/100 employees

We chose the above metrics based on the Sustainability Accounting Standards Board ("SASB") standard for the Industrial Machinery and Goods Industry category. We have established future goals for the above indicators against which we will measure our ongoing performance as outlined in greater detail in our sustainability report.

Other Corporate Governance Information

We recognize that strong corporate governance contributes to long-term stockholder value. Accordingly, we are committed to sound governance practices including those described below.

•all of our directors, except our CEO, are independent
•all of the Committees of our Board are composed entirely of independent directors
•independent directors meet regularly in executive session without management present
•the Board regularly reviews with management the Company's overall strategic plan and risk assessment
•the Board and its committees conduct annual performance evaluations
•the Board conducts peer reviews of individual independent directors
•the Board conducts annual training for its members on relevant governance topics
•all directors are elected annually and by majority vote
•the Board is prioritizing diversity, equity and inclusion practices along with sustainability practices
•directors and officers are subject to stock ownership requirements

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company or one of our subsidiaries may occasionally enter into transactions with certain “related persons.”  Our Board has adopted a written Related Person Transactions Policy (the “Policy”) governing the approval or ratification of Related Person Transactions by the Audit Committee or all of the disinterested members of the Board, if necessary.

For purposes of the Policy, a Related Person Transaction generally means any transaction outside the normal course of business and not arms-length involving an amount in excess of $120,000 cumulatively within a twelve month period in which the Company is a participant and in which a Related Person, as defined below, has a direct or indirect material interest. In addition, proposed charitable contributions, or pledges of charitable contributions in excess of $100,000 cumulatively within a twelve month period, by the Company to a charitable or nonprofit organization identified on the roster of Related Persons, are also subject to prior review and approval by the Audit Committee.  A Related Person means (i) an executive officer or director of the Company or a nominee for director of the Company, (ii) a beneficial owner of more than 5% of any class of voting securities of the Company, (iii) an immediate family member of any of the persons identified in clauses (i) or (ii) hereof, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Prior to entering into the Related Person Transaction, (a) the Related Person, (b) the director, executive officer, nominee or beneficial owner who is an immediate family member of the Related Person, or (c) the relevant business manager responsible for the potential Related Person Transaction shall provide notice to the Company's General Counsel of the facts and circumstances of the proposed Related Person Transaction. The General Counsel shall advise the Chair of the Audit Committee of any Related Person Transaction of which he becomes aware.

 Under the Policy, the Audit Committee shall consider each Related Person Transaction, unless the Audit Committee determines that the approval or ratification of such Related Person Transaction should be considered by all of the disinterested members of the Board of Directors.

In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of the Board of Directors, as the case may be, shall consider all factors that are relevant to the Related Person Transaction, including, without limitation, the following:

-	the size of the transaction and the amount payable to a Related Person;
-	the nature of the interest of the Related Person in the transaction;
-	whether the transaction may involve a conflict of interest; and
-	whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.
There were no Related Party Transactions during the fiscal year ending December 31, 2020.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee are independent directors, and none are present or past employees or officers of the Company or any of its subsidiaries. None of our executive officers has served on the Compensation Committee (or its equivalent) or board of directors of another company that, in turn, had an executive officer serving on our Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This section provides information regarding the compensation program in place for the Company’s principal executive officer, principal financial officer, and the three most highly compensated executive officers other than the principal executive officer and principal financial officer (“Named Executive Officers” or “NEOs”).  All NEOs are listed in the 2020 Summary Compensation Table.  This section also includes information regarding, among other things, the overall objectives of the Company’s executive compensation program and each element of compensation that we provide to our NEOs.
In 2020, our NEOs were:

NAME	TITLE
Ronald A. Robinson	President & CEO
Dan E. Malone	EVP & CFO, Principal Financial Officer
Jeffery A. Leonard	EVP Industrial Division
Richard H. Raborn	EVP Agricultural Division
Edward T. Rizzuti	VP, General Counsel & Secretary

2020 Company Performance

We began the year with strong results for the first two months of 2020, but the first quarter ended with the onset of the COVID-19 pandemic which negatively affected our business and financial results in the last month of the first quarter and throughout the remainder of the year. We achieved record net sales in 2020 due to contributions from our recently acquired Morbark and Dutch Power businesses but experienced a decline in net sales within our core business (after adjusting for acquisitions) and a decline in net income for the year due to COVID-19 related impacts on our business. Our Industrial Division was impacted more severely than our Agricultural Division as a result of the pandemic. When adjusting for the contribution effects of our Morbark and Dutch Power businesses, our Industrial Division experienced a decline of more than fifteen percent in net sales on a year-over-year basis while net sales in our Agricultural Division remained relatively flat on a year-over-year basis. Both of our Company's Divisions faced an extremely challenging environment that included temporary plant closures, supply chain issues and other operational disruptions that persisted throughout the year. Despite these challenges, we performed relatively well. Our Industrial Division was able to maintain operating income at a healthy level with significantly lower revenue while our Agricultural Division was able to improve its operating income significantly on flat revenue, all of which is a result of decisive action by our management team and an ongoing focus on cost control and asset management over the course of the year. We also ended the year with record backlog levels which we believe will benefit us in 2021.

As a result of sustained operational discipline combined with the execution of various Company-wide cost control and asset management initiatives that were implemented in early 2020 in response to the pandemic, we were successful in achieving strong cash flow which allowed us to reduce our total debt outstanding by $158.6 million for the full year. We also continued to work towards the successful integration of our recently acquired businesses and were successful in making meaningful improvements to our corporate sustainability program. In 2020, our leadership adapted to the changed environment brought on by the pandemic and delivered admirable results in the face of significant adversity. Despite the many challenges faced in 2020, among other things, we:

•achieved record net sales for the full year of $1.16 billion;
•achieved operating cash flow for the full year of $184.3 million, also a record for the Company
•finished the year with record backlog levels at $354 million;
•continued with the successful integration of our recently acquired Morbark and Dutch Power companies;
•began operations at our newly constructed Super Products facility in Mukwonago, Wisconsin;
•continued to execute on our goal of fewer, bigger and more efficient manufacturing plants;
•improved our sustainability program and published our 2nd annual corporate sustainability report; and
•enhanced safety measures across the Company for protection of our employees in response to COVID-19

Stockholder Returns

Our continued strong performance is reflected in the growth of our stock and the returns we have provided to our stockholders. We have maintained consistent annual increases in the dividends paid to our stockholders and our stock has achieved a greater than 270% return over the five year period beginning on December 31, 2015 and ending on December 31, 2020 as shown in the following graph:

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Alamo Group Inc., the S&P SmallCap 600 Index and the Russell 2000 Index
$300
$250
$200
$150
$100
$50
$0
12/15
12/16
12/17
12/18
12/19
12/20
Alamo Group Inc.
S&P SmallCap 600
Russell 2000

*$100 invested on December 31, 2015 in stock or index, including reinvestment of dividends.
Fiscal year ending December 31.

Copyright© 2021 Standard & Poor's, a division of S&P Global. All rights reserved.
Copyright© 2021 Russell Investment Group. All rights reserved.

	12/15	12/16	12/17	12/18	12/19	12/20
Alamo Group Inc.	100.00	146.97	218.99	150.69	245.89	271.48
S&P SmallCap 600	100.00	126.56	143.30	131.15	161.03	179.20
Russell 2000	100.00	121.31	139.08	123.76	155.35	186.36

Response to COVID-19

With the onset of the pandemic and throughout its duration, our primary focus has been on the well-being of our employees, and we have taken various steps to protect their ongoing health and safety including, among other measures, regular facility sanitizations, wide distribution of hand sanitizer, daily temperature checks, reconfiguration of factory and office work stations to allow for appropriate distancing, cancellation of all unnecessary business travel, implementation of third party visitor restrictions, and modification of work schedules to include remote work.

We also quickly implemented various cost management and cash generation measures in order to mitigate the negative impacts to our financial health stemming from the pandemic. These measures included a reduction in inventory levels to match demand, limitations on capital expenditures, compensation freezes or reductions for salaried employees, the restriction of business travel, the temporary suspension of our stock repurchase program, and the adjustment of staffing levels, among other items.

In terms of our compensation program, we took the following actions in response to COVID-19:

•Base Salaries. In April 2020, we reversed annual base salary increases for all NEOs and other executives and froze annual base salaries for most of our other salaried employees. Given improving conditions, in October 2020, we restored base salary increases for all of our NEOs and implemented base salary increases for salaried employees who were subject to salary freezes.

•Annual Cash Incentive Compensation. For our NEOs, our Compensation Committee awarded payouts for the objective portion of our annual cash incentive plan to corporate participants (including Mr. Robinson) by maintaining the incentive plan payout formula but extending the payout curve to below the prior threshold level, which resulted in a 31% formulaic payout for those participants. For Mr. Leonard and some of the Company's other Industrial Division EIP participants, whose objective performance is measured on the basis of EBIT and return on assets for the Industrial Division, the Committee approved a discretionary payout of 20% for the EBIT portion of the objective target in light of the operating income levels achieved in the Division for the year despite COVID impacts. No adjustment for the return on assets portion of the objective target was made for Mr. Leonard or the other Industrial Division EIP participants who did not reach the threshold payout level, and therefore no payout was made with respect to this portion of the objective target. There were also no adjustments made for Mr. Raborn given the relatively strong Agricultural Division results for the year. We did not issue any special bonus awards to any of our NEOs. The above annual cash incentive adjustments and payouts are described in more detail below in the Section entitled "2020 Annual Cash Incentive Compensation Outcomes."

•Long Term Equity Incentive Compensation. We did not make any changes to any of our outstanding performance share unit ("PSU") awards or time-based restricted stock ("RSA") awards, and we did not issue special equity awards to any of our NEOs in response to the COVID-19 pandemic.

Executive Compensation Philosophy and Objectives
The compensation program for NEOs is designed to attract, retain and reward talented executives who have the experience and ability to contribute materially to the Company’s long-term success and thereby build value for our stockholders.  The program is intended to provide competitive base salaries as well as short-term and long-term incentives designed to align management and stockholder objectives and provide the opportunity for NEOs to participate in the success of the Company and its individual business units.  In setting management pay levels, the Committee considers the Company’s historical practices, the past pay levels of the CEO and other NEOs, and Company and individual performance.  The program’s annual cash incentive and its longer term equity incentive compensation provide potential upside for exceeding financial targets with downside risk for missing performance targets.  This design balances retention with reward for delivering increased stockholder value and provides closely aligned objectives for Company management and stockholders.  The Company’s success in retaining key employees is evidenced by the fact that the CEO and NEOs of the Company have an average tenure with the Company of approximately 10 years.
Changes in Long-Term Equity Compensation Program in 2020
While our overall compensation philosophy and objectives have not changed, the Compensation Committee remains focused on closely aligning executive compensation with overall Company performance. Accordingly, in 2020 we implemented changes to our long-term compensation program by adding a performance-based equity element, so that our long-term compensation program consists of both (i) RSAs with time-based vesting and (ii) PSU awards, which are more fully described below in the section entitled "Long-Term Equity Incentive Compensation." The Compensation Committee believes that performance-based equity awards should comprise a significant portion of total long-term incentive compensation and therefore determined that fifty percent (50%) of the value of total long-term incentive compensation for the Company's NEOs should be in the form of PSUs while the remaining fifty percent (50%) of value should consist of RSAs. In 2019, and in years prior to 2019, our long term compensation program consisted exclusively of RSAs.
Upon the Compensation Committee's recommendations, the Company's Board also approved: (i) double-trigger change of control agreements for NEOs and other Section 16 officers of the Company which provide severance compensation to executives under certain circumstances following a change in control of the Company; and (ii) the adoption of a recoupment (clawback) policy to allow for the recovery of performance-based compensation in connection with an accounting restatement by the Company.

The table below provides a summary of the elements of pay for our NEOs, following implementation of the changes to our compensation program in 2020:

Compensation Element	Type	Purpose
Base Salary (Cash)	Fixed	Attract and retain executive talent
Annual Cash Incentive (Cash)	Performance-based	Align pay with the Company's and Division's annual financial performance
Time-Based RSAs (Equity)	Time-based	Retain executive talent while driving long- term shareholder value
Performance-Based PSUs (Equity)	Performance-based	Align compensation with the Company's long-term financial performance and stockholder interests

Compensation and Governance Practices
The Compensation Committee periodically reviews what it considers to be best practices in governance and executive compensation.

	WHAT WE DO		WHAT WE DON'T DO
›	Pay for performance, aligning executive pay with Company results and with annual "say-on-pay" voting by Company stockholders	›	No single-trigger change in control severance
›	Maintain appropriate mix of fixed and performance-based pay to balance retention with Company goals	›	No employment contracts with executive officers
›	Use representative peer group for the development of appropriate market-based compensation levels	›	No hedging and pledging of Company stock by executive officers with limited exceptions for pledging
›	Retain independent compensation consultant for benchmarking purposes	›	No excise tax gross-ups on change of control
›	Require significant stock ownership by Company executives	›	No excessive perquisites for executive officers
›	Allow for recovery of performance-based compensation under our Clawback Policy	›	No share repricing

Compensation Committee Responsibilities and Consultant Independence
The Compensation Committee of the Board has responsibility for establishing, implementing, monitoring and approving the compensation program for NEOs and other selected key executives and managers of the Company.  The Committee reviews and recommends proposed compensation program changes, salaries, annual cash incentive compensation amounts and equity compensation for the NEOs and key managers to the Board for approval.  The Committee acts pursuant to its charter that has been approved by the Board.

The Compensation Committee has the sole responsibility for retaining compensation consultants and for determining the terms and conditions of their engagement, including fees. The Committee also evaluates and recommends compensation for directors. In 2020, the Committee engaged the Compensation Consultant (Pay Governance, LLC) to provide executive compensation consulting services in connection with the Committee's review and consideration of potential compensation changes that may be appropriate in light of the negative business impacts resulting from the COVID-19 pandemic. The Compensation Consultant also provided current market information concerning NEO and executive level compensation for the Committee to consider in determining overall compensation levels in both 2020 and 2021 for our executive officers.

The Committee assessed Pay Governance’s independence, consistent with the NYSE listing standards and SEC rules. Based on this review, it was determined that no conflicts of interest exist with respect to the work performed by Pay Governance and the Committee considers their advice to be independent.
Market Alignment of Executive Compensation
The Committee aims to set NEO compensation at sufficiently competitive levels within the agricultural and industrial equipment manufacturing industry, as well as within a broader group of companies of comparable size and complexity, in order to attract, retain and motivate its executive officers. For compensation benchmarking purposes, the Committee developed a peer group of companies based on the following criteria: (i) industry commonality; (ii) annual revenues in line with the Company's annual revenues; (iii) comparable total assets; (iv) comparable market capitalization; (v) similar enterprise value; and (vi) operational footprint similarities. Periodically, the Committee reviews and updates the Company's peer group in light of the above-stated evaluation criteria.

For 2020, with input from Pay Governance, we updated our peer group as compared to 2019 to include a larger pool of peer companies with the intent of positioning the Company closer to a peer group median more reflective of our Company's growth in terms of revenue and profitability over the last several years. Our peer group for 2020 consisted of the following companies:

2020 PEER GROUP COMPANIES
EnPro Industries, Inc.	Mueller Water Products, Inc.
Astec Industries, Inc.	Federal Signal Corp.
Altra Industrial Motion Corp.	Tennant Company
Lindsay Corporation	Columbus McKinnon Corporation
Titan International Inc.	Briggs & Stratton Corporation
Wabash National Corporation	John Bean Technologies Corporation
The Manitowoc Company, Inc.	Hillenbrand, Inc.
Titan Machinery Inc.	Spartan Motors, Inc.
Douglas Dynamics, Inc.
For 2021, the Committee re-evaluated the Company's peer group and determined it would remain unchanged as compared to 2020 with the exception of the removal of Briggs and Stratton due to their 2020 bankruptcy sale.

Role of the CEO and the Compensation Committee in Compensation Decisions

The Compensation Committee reviews and recommends all compensation for the CEO to the Board of Directors for its approval.  The Committee reviews recommendations by the CEO for the compensation of other NEOs as well as other senior managers and designated key employees.  The CEO annually reviews the performance of each NEO (other than the CEO, whose performance is reviewed by the Compensation Committee).  The recommendations based on these reviews, including salary adjustments, annual cash incentive awards and equity awards, are presented to the Compensation Committee.  The Committee reviews these recommendations and can exercise its discretion in modifying and recommending adjustments as deemed appropriate.  The decision is then recommended by the Compensation Committee to the Board for its approval.  Decisions regarding compensation for other key managers participating in the Company's Executive Incentive Plan (as described below) are made by the CEO and other NEOs of the Company and are reviewed by the Compensation Committee.

In its compensation decision-making process, the Compensation Committee considers whether the Company's executive compensation and benefits program serves the best interests of the Company's stockholders. In that respect, as part of its ongoing review of the Company's executive compensation program, the Compensation Committee considered our last advisory vote on NEO compensation which occurred at our 2020 Annual Meeting, pursuant to which our stockholders approved the non-binding "say-on-pay" resolution by a vote in excess of 97% of the votes cast at the annual meeting, and determined that the Company's executive compensation philosophy, compensation objectives and compensation elements continue to be appropriate and aligned with the interests of our stockholders.

Recoupment (Clawback) Policy

The Compensation Committee believes that compensation provided to executives on the basis of Company financial performance should be adjusted under certain circumstances in the event of a restatement of the Company's financial results. Accordingly, in 2020, the Company adopted a policy that allows recoupment or repayment of annual cash incentive and performance-based long-term incentive compensation payments made to executive officers during the three years preceding the restatement of Company financial statements to the extent such payments exceeded the amounts that would have been payable based on the restated financial results.

Components of Executive Compensation

The principal components of the Company's compensation program include:
•Annual base salary;
•Annual cash incentive compensation; and
•Long-term equity incentive compensation.

We also provide our executive officers with certain perquisites as well as other benefits, including contributions to the Company's Supplemental Executive Retirement Plan and employee benefits that are generally available to non-executive employees of the Company.

Annual Base Salary

The Company provides NEOs and other key managers with competitive annual base salaries to compensate them appropriately for services rendered during the fiscal year.  The Committee primarily considers the following for each of the NEOs as well as other executive officers and designated key employees:

•Professional experience and experience in the position;
•The Company’s and Division's performance and individual contributions to that performance;
•Market competitiveness;
•Other factors deemed relevant by the Committee; and
•Recommendations of executive officers for key employees.

The base salary level for Ronald A. Robinson, President and Chief Executive Officer, is recommended by the Compensation Committee and approved by the Board of Directors in February of each year. The base salary levels for all of our NEOs, other executive officers and designated key employees are also determined by the Committee based on those factors described in the preceding paragraph and are approved and generally reset on the same date as for the CEO.

 For 2020, the Committee recommended to the Board for approval and the Board approved an increase in salaries for the CEO other NEOs and designated key employees effective March 1, 2020.  Mr. Robinson’s salary for 2020 increased from $755,000 to $785,000.  The salary increases for the remaining NEOs were as follows: Mr. Leonard from $392,000 to $440,000; Mr. Raborn from $353,000 to $385,000; Mr. Malone from $340,000 to $354,000; and Mr. Rizzuti from $290,000 to $310,000. Increases in base salaries were subject to criteria such as cost of living increase, performance of the Company, performance of the Division, asset management, cash flow, and responsiveness to market conditions. The 2020 base salary increases for Mr. Leonard and Mr. Raborn were higher than a normal market-based increase in recognition of their increased responsibilities resulting from the integration of our European Division into our Industrial and Agricultural Divisions which occurred in the fourth quarter of 2019. Mr. Leonard's 2020 base salary increase also took into account the significantly increased size of the Industrial Division resulting from the acquisition of Morbark and Dutch Power in 2019.

As a result of COVID-19 related impacts on our business, and as one of the measures used by the Company to control ongoing expenses, in April of 2020 the Company eliminated the annual base salary increases that were approved by the Board as outlined in the above paragraph, and each NEO's base salary level reverted to the 2019 base salary level. At the end of October of 2020, given improving overall business conditions, the Company restored the 2020 annual base salary increases for all NEOs and other impacted employees.

For 2021, the Committee recommended to the Board for approval and the Board approved an increase in salaries for the CEO and NEOs and designated key employees on February 27, 2021, effective March 1, 2021. Mr. Robinson’s salary for 2021 increased from $785,000 to $835,000. The salary increases for the other NEOs were as follows: Mr. Leonard from

$440,000 to $466,000; Mr. Raborn from $385,000 to $408,000; Mr. Malone from $354,000 to $368,000; and Mr. Rizzuti from $310,000 to $327,000.

Annual Cash Incentive Compensation

The Board of Directors has adopted the Company's Executive Incentive Plan (the “EIP”), which is an annual cash incentive plan that allows the Company to reward its NEOs and key managers based upon three factors:
▪The overall performance of the Company;
▪The performance of the segment of the Company or Division and/or business unit in which the employee is expected to contribute; and
▪The individual performance of the employee.

In February of each year, the Compensation Committee reviews proposed changes, if any, to the EIP, and then adopts incentive targets for the current year.  The Compensation Committee, in its sole discretion, is entitled to interpret the EIP.  Amounts under the EIP program are not deemed fully earned until paid.

EIP incentives for our CEO and other NEOs include a 75% objective component and 25% subjective component. All estimated incentives under the EIP are accrued and expensed monthly during each fiscal year and paid by March 15th following the conclusion of the fiscal year.

Performance measures for any given year are subject to possible revisions or adjustments by the Compensation Committee if the Committee deems it appropriate to adjust for the effects of items such as extraordinary additions to or reversals of reserves, gains on bargain purchase, goodwill impairment, acquisitions and divestitures, restructuring costs, gains or losses from the sale of assets, and operating income and expenses of discontinued operations.  Consistent with the 2019 design, the Committee continued to use adjusted pre-tax income as the objective criteria for corporate participants (including Mr. Robinson) and adjusted EBIT and return on assets ("ROA") for Mr. Leonard and Mr. Raborn's Divisions for 2020 EIP compensation purposes.

Target earnings for the Company and its Divisions, subsidiaries and business units are approved at the beginning of each plan year by the Board of Directors based on management’s proposed financial plan for the year considering previous earning trends, anticipated market conditions and appropriate goals for earnings growth. These targets were set in February of 2020, prior to the time when the Company could have anticipated or known the impact of the impending COVID-19 pandemic.

Actual payments under the objective components of the 2020 EIP could range from 0% to 200% of established target payments on the basis of performance against the pre-established targets, while actual payments under the subjective components of the 2020 EIP could range from 0% to 150% of established target payments on the basis of a qualitative assessment of performance against stated goals.

For 2020, the Compensation Committee recommended, and the Board of Directors approved, the weighting and criteria for the objective and subjective components of the plan relating to Mr. Robinson and the other corporate-level participants. The objective component and subjective component represented 75% and 25%, respectively, of the total potential EIP award payout. The objective component for Mr. Robinson was pre-tax income subject to adjustments for any extraordinary items (such as in the case of pre-tax income, goodwill impairment, acquisitions, and certain one-time operating expenses) as determined by the Committee and is consistent with the objective component for other corporate-level NEOs (Mr. Malone and Mr. Rizzuti). This metric was designed to further align the interests of management with the interests of our stockholders. The Committee set the pre-tax income target at $121,543,000 for Mr. Robinson and the other corporate-level NEOs.

For 2020, payouts for the objective component under the EIP for Messrs. Robinson, Malone and Rizzuti were based on the following:

2020 Objective EIP Component (75% Weight)

	Pre-Tax Income	Payout % of Target
Maximum	$140.73 million	200%
Target	$121.54 million	100%
Mid-Threshold	$108.74 million	75%
Threshold	$ 95.96 million	50%
Below Threshold	< $ 95.96 million	0%

Mr. Robinson's 2020 Subjective Criteria (25% Weight)

5%	Implement adequate processes to achieve or exceed planned cash flow targets
5%	Implement acceptable development process for CEO and next level succession planning
5%	Maintain continuous improvement at under-performing business units
10%	Successfully integrate of the recent acquisitions, most notably Morbark

In the case of Messrs. Leonard and Raborn, the criteria and weighting for the objective and subjective components of the plan are as follows:

Objective Component	Criteria

50% Weight	Actual EBIT for the relevant business unit vs. target EBIT for the relevant business unit

25% Weight	Actual ROA for the relevant business unit vs. target ROA

Subjective Component	Criteria

25% Weight	Based on individual subjective criteria

 Since the specific quantitative targets for the business units are confidential, we do not publicly disclose these targets for several reasons, including our belief that disclosure would cause us competitive harm.  We believe disclosing the quantitative targets would provide competitors and other third parties with insights into the Company’s internal confidential strategic and planning processes and other confidential matters, which might allow our competitors to predict certain business strategies. The intent is to set the targets at challenging but achievable levels, which normally require performance improvements year over year.

The chart below reflects each NEO’s incentive opportunity as a percentage of base salary at 100% of target performance.

NEO	% of Base Salary Incentive at Target Performance
Ronald A. Robinson	100%
Richard H. Raborn	60%

Jeffery A. Leonard	60%
Dan E. Malone	40%
Edward T. Rizzuti	40%

The annual cash incentive opportunity levels were increased in 2020 for all of our NEOs, with the exception of Mr. Robinson. The incentive opportunity for Messrs. Leonard and Raborn was increased from 40% to 60% of base salary while the incentive opportunity for Messrs. Malone and Rizzuti was increased from 35% to 40% of base salary. Following a review of market compensation data along with input from Pay Governance, the Committee determined that such increases were appropriate and required in order to maintain competitive cash compensation levels for our executives. In the case of Messrs. Leonard and Raborn, the adjustments also took into account their increased responsibilities resulting from the integration of our European Division into our Industrial and Agricultural Divisions which occurred in the fourth quarter of 2019.

2020 Annual Cash Incentive Compensation Outcomes

As noted above, our financial performance in 2020 was adversely impacted by the COVID-19 pandemic, which resulted in a significant decline in annual revenues and profitability for our business. Based on actual 2020 results and the original design of our EIP program, none of our NEOs, with the exception of Mr. Raborn, would have received a payout for the objective component of our EIP program. Our Compensation Committee discussed with management and Pay Governance the use of discretion and how other companies were adjusting incentive plans to reflect the pandemic's impact on performance within their incentive plans. The Committee reviewed the many challenges experienced by the Company during the year as a result of the pandemic, which included temporary plant closures, significant supply chain disruptions, the implementation and maintenance of new plant safety protocols, weakening customer demand (primarily in the Industrial Division) and employee absenteeism, among other things. The Committee also reviewed the Company's performance taking into account COVID-19 related impacts, noting the Company's resiliency and its executive team's ability to quickly and successfully implement targeted cost reduction initiatives, cash generation measures, and safety and other operational modifications which helped protect the Company's workforce and led to the achievement of solid financial results and positive shareholder outcomes.

Following these considerations and the general consensus among the Board that the executive team did an exemplary job leading the organization in the midst of the pandemic, the Committee determined that it was appropriate to extend the payout curve by adjusting the threshold performance and payout levels for the adjusted pre-tax income performance metric for corporate-level participants including Mr. Robinson. In February 2021, the Committee approved a revised “Covid-Adjusted” threshold and reduced the threshold payout opportunity to 25% of target as follows:

	Pre-Tax Income	Payout % of Target
Initial Threshold	$95.96 million	50%
Covid-Adjusted Threshold	$83.15 million	25%
Below Threshold	< $ 83.15 million	0%

Based on actual 2020 consolidated results, the Company achieved adjusted pre-tax income of $86,398,000 of adjusted pre-tax income which resulted in an objective formulaic payout of 31% for Messrs. Robinson, Malone and Rizzuti under the revised payout schedule.

As discussed previously, the Company's Industrial Division was much more severely impacted by the pandemic as compared to our Agricultural Division. Accordingly, for Mr. Leonard and some of the other Industrial Division EIP participants, the Committee determined that a discretionary payout of 20% for the objective target based on EBIT was reasonable given the Division's strong performance in achieving respectable operating income levels despite the negative COVID-19 impacts experienced during the year. No adjustment for the ROA portion of the objective target was made for Mr. Leonard and for other Industrial Division EIP participants who did not reach the threshold payout level, and therefore no payout was made for this portion of the objective target.

The Committee determined that no annual cash incentive adjustments were necessary for Mr. Raborn given the performance of the Agricultural Division. Mr. Raborn achieved 96% of the target EBIT objective, resulting in a 93% payout, and a 127% payout for return on assets objective.

In March 2021, the Committee approved total non-equity incentive bonus payments of $4,724,501 for 2020 performance to participating employees.

Included in these totals was a payment to Ronald A. Robinson, President and Chief Executive Officer, of $476,888 ($182,513 related to the objective component of the EIP and $294,375 related to the individual subjective component of the EIP).  The primary factors affecting Mr. Robinson’s compensation include, among other things, his overall leadership of the Company and his response to the COVID pandemic, the growth of the Company, the management of the Company, succession planning, risk assessment, corporate strategy, return on assets, and his efforts contributing to the continued long-term success of the Company.

Mr. Leonard’s EIP incentive compensation was $125,400 ($0 related to the objective component of the EIP, $99,000 related to the individual subjective component of the EIP, and $26,400 for a discretionary bonus equal to 20% of the Industrial Division's EBIT target).  The primary factors affecting Mr. Leonard’s compensation include, among other things, leadership of the Industrial Division, productivity, efficiency, consistent profitability in all industrial units, adherence to annual budgets, and his efforts contributing to the continued long-term success of the Company.

Mr. Raborn’s EIP incentive compensation was $267,383 ($180,758 related to the objective component of the EIP and $86,625 related to the individual subjective component of the EIP).  The primary factors affecting Mr. Raborn’s compensation include, among other things, leadership of the Agricultural Division, productivity, efficiency, consistent profitability in all agricultural units, adherence to annual budgets, succession planning, development of new international markets, and his efforts contributing to the continued long-term success of the Company.

 Mr. Malone’s EIP incentive compensation was $86,022 ($32,922 related to the objective component of the EIP and $53,100 related to the individual subjective component of the EIP).  The primary factors affecting Mr. Malone’s compensation include, among other things, his involvement in cost control initiatives, developing corporate benchmarking standards, expanding international procurement capabilities, expense management, his contribution to the Company’s achievement of its objective goals and to the enhancement of stockholder return, and his efforts contributing to the continued long-term success of the Company.

Mr. Rizzuti's EIP incentive compensation was $75,330 ($28,830 related to the objective component of the EIP and $46,500 related to the individual subjective component of the EIP).  The primary factors affecting Mr. Rizzuti’s compensation include, among other things, his involvement in ongoing acquisition activities and integration, overseeing the Company's legal compliance programs and policies, managing legal risk and exposures, legal expense management, and his other efforts contributing to the continued long-term success of the Company.

Awards made to the NEOs under the EIP for performance in 2020 are reflected in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table on page 29.

Long-Term Equity Incentive Compensation

The Company’s equity award programs are designed to align stockholder value and long-term compensation.  These programs provide an opportunity for increased equity ownership by our executives while maintaining competitive levels of total compensation. Equity awards are granted to a limited number of key employees who the Compensation Committee believes have a level of responsibility that can impact the overall performance of the Company or a major segment thereof.  Equity awards may also be issued to non-employees who are members of the Board of Directors.  The amount of the grants and frequency are at the complete discretion of the Board of Directors, based on recommendations from the Compensation Committee.  These awards are used to provide a longer-term incentive than annual cash bonuses and are viewed as encouraging key employee retention.

2020 Changes to Long Term Incentive Compensation Program In 2020, the Company's Board of Directors approved recommendations made by the Compensation Committee concerning certain changes to our long-term incentive compensation plan. The most significant change was the implementation of new performance-based equity grants in the form of PSU awards. PSU award vesting and payout amounts are tied to the Company's achievement of certain targeted financial metrics relating to a three-year performance period with the goal of more closely aligning executive compensation with long-term Company performance. The Compensation Committee believes that performance-based equity compensation should comprise a significant portion of our total long-term compensation program. Accordingly, the target long-term incentive compensation mix established for our NEOs in 2020 consists of RSAs and PSUs, each representing fifty percent (50%) of the total long-term incentive compensation target value as compared to the 2019 mix of 100% RSAs. Further modifications to our long-term incentive compensation program in 2020 included a modification of the vesting schedule of our RSAs as outlined below, shortening the ratable vesting period from four years to three years to align the RSA vesting period with the PSU vesting cycle and to align more closely with market practices.
Performance Share Unit Awards (PSUs) PSU awards represent a right to receive a certain number of shares of the Company’s common stock at the end of a three-year performance period (the "Performance Period") if certain pre-established financial or other performance targets have been met, as determined by the Compensation Committee at the end of the Performance Period. Shares of stock are only payable if the recipient of the award remains employed with the Company until payout occurs after the end of the Performance Period (or under certain circumstances involving a change in control, death or disability of the recipient). The number of shares issued to a PSU recipient at the end of the Performance Period can range from between a threshold payout of 50% of target up to a maximum of 200% of target, depending upon the Company's actual performance over the applicable Performance Period relative to the stated financial or other performance targets established by the Compensation Committee and the Board of Directors. In the event that threshold metrics are not achieved for the Performance Period, no payouts will be made pursuant to the PSU award.

PSU Metrics Each of the PSUs awarded to our NEOs in 2020 relates to the three-year Performance Period beginning on January 1, 2020 and ending on December 31, 2022 and is based on two equally-weighted financial performance targets, namely: (i) cumulative operating income growth; and (ii) average return on invested capital ("ROIC"). The Compensation Committee believes the use of these two equally-weighted targets creates an appropriate balance between earnings growth and the Company's efficient use of assets and capital. These performance targets were set in February 2020, prior to the time when the Company could have anticipated or known the impact of the impending COVID-19 pandemic. These performance targets were designed to be challenging, but achievable with strong management performance. There have been no adjustments to the 2020 PSU performance metrics in consideration of the COVID-19 pandemic impact on the Company and its results.

•Operating Income Growth - this metric will be based on cumulative operating income growth. For purposes of measuring performance, the target annual operating income growth rate will be converted into a cumulative operating income amount computed as the sum of all operating income generated during the Performance Period assuming the target annual growth rate. Actual performance will be calculated as the sum of the Company’s actual consolidated operating income during the Performance Period in comparison to the target amount of cumulative operating income.

•ROIC - this metric will be calculated using the following formula:

EBIT + Amortization Expense
Total Debt + Total Equity

PSU Acceleration Upon a Change in Control In the event of a change in control during the applicable Performance Period, a portion of the unvested PSU will vest on the date of such change in control in a pro rata amount calculated by multiplying the amount of the award (which amount will be determined by the Compensation Committee in its reasonable discretion based on the Company’s expected performance or, if such amount cannot be reasonably determined by the Compensation Committee, then the target award amount) by a fraction, the numerator of which equals the number of days that the award recipient was a Company employee during the Performance Period up to the date of the change of control and the denominator of which equals the total number of days in the Performance Period.

Restricted Stock Awards (RSAs) RSAs are grants of restricted common stock of the Company that remain subject to forfeiture prior to vesting. These awards are designed to create long-term shareholder value and retain key executives of the Company, as vesting only occurs (ratably over time) if the grantee remains employed by the Company. RSAs are not conditioned on any specific performance objectives. Awards made in 2019, and prior to 2019, vest ratably in equal annual installments over a four-year period commencing on the first anniversary of the date of grant of the award, provided that the grantee is employed by the Company on each such anniversary date. In order to align RSA vesting with our three-year PSU vesting cycle, awards of RSAs granted in 2020 and thereafter will vest ratably in equal annual installments over a three-year period commencing on the first anniversary of the date of grant of the award, provided that the grantee is employed by the Company on each such anniversary date. RSA awards are also subject to vesting upon a change in control, unless the award is either assumed or equitable substitution is made therefor. In accordance with the terms of the change in control agreements entered into between the Company and each NEO in 2020, accelerated vesting of RSAs held by each NEO will occur in the event that a NEO's employment is terminated within six months preceding or twenty-four months after a change in control of our Company (unless such termination is because of death, disability, for cause, or by the officer other than for "good reason," as defined in the change in control agreements).

2020 Equity Incentive Target Values and Awards Following a review of relevant peer company market data with input from Pay Governance, the Compensation Committee established the following target long-term incentive compensation values for our NEOs in 2020:

Name	2020 Target Value
Ronald A. Robinson	$1,500,114
Dan E. Malone	$250,134
Jeffery A. Leonard	$360,082
Richard H. Raborn	$300,298
Edward T. Rizzuti	$250,134

The 2020 long-term incentive target values increased from 2019 levels for most of our NEOs as a result of the Committee's market data review (which took into account the Company's rapid growth) and its determination that long term incentive compensation needed to be increased in order to maintain competitive long-term incentive compensation levels for our executive officers. In the case of Messrs. Leonard and Raborn, the Committee also took into account their increased responsibilities resulting from the integration of our European Division into our Industrial and Agricultural Divisions. Based on the above target values, our NEOs were awarded the following RSAs and PSUs in 2020, with the number of shares determined by using the Company's closing stock price on the date of grant for each award:

Name	RSA Award (shares)	PSU Award (target shares)
Ronald A. Robinson	6,549	6,549
Dan E. Malone	1,092	1,092
Jeffery A. Leonard	1,572	1,572
Richard H. Raborn	1,311	1,311
Edward T. Rizzuti	1,092	1,092

Other Compensation Elements

Supplemental Retirement Plan

The Board of Directors of the Company adopted the Alamo Group Inc. Supplemental Executive Retirement Plan (the “SERP”), effective as of January 3, 2011.  The SERP benefits certain key management or other highly compensated employees of the Company and/or certain subsidiaries who are selected by the Compensation Committee and approved by the Board to participate. Participants include each of the NEOs.

The SERP is intended to provide a benefit from the Company upon retirement, death or disability, or a change in control of the Company.  Accordingly, the SERP obligates the Company to pay to a participant a Retirement Benefit (as defined in the SERP) upon the occurrence of certain payment events to the extent a participant has a vested right thereto.  A participant’s right to his Retirement Benefit becomes vested in the Company’s contributions upon 10 years of Credited Service (as defined in the SERP) or a change in control of the Company.  For all of our NEOs the Retirement Benefit is based on 20% of the final three year average salary of each participant on or after his or her Normal Retirement Age (65 years of age).   In the event of the participant’s death or a change in control, the participant’s vested Retirement Benefit will be paid in a lump sum to the participant or his or her estate, as applicable, within 90 days after the participant’s death or a change in control, as applicable.  In the event the participant is entitled to a benefit from the SERP due to disability, retirement or other termination of employment, the benefit will be paid in monthly installments over a period of fifteen years.

Change in Control Severance Arrangements

In March 2020, we entered into change in control agreements with our NEOs and certain of our other senior executive officers. The intent of these agreements is to provide executive officers with financial security in the event of a change in control to facilitate a transaction which may benefit shareholders but result in job loss to executives. Generally, each of the NEOs is entitled to receive, upon termination of employment within six months preceding or twenty-four months after a change in control of our Company (unless such termination is because of death, disability, for cause, or by the officer other than for ‘‘good reason,’’ as defined in the change in control agreements): (a) a lump sum severance payment equal to (i) the NEO's annual base salary in effect immediately prior to the change in control or the date of the executive's termination (whichever is greater) plus (ii) an amount equal to the executive’s target bonus opportunity for the calendar year in which the change in control or the date of the executive's termination occurs (whichever is greater) multiplied by a benefit factor which varies by position as described in the table below (the "Severance Factor"); (b) acceleration of vesting of all time-based equity awards including RSAs and stock options; and (c) reimbursement of health care insurance costs for a period of eighteen (18) months following the executive's termination of employment, if COBRA is elected by the executive under the Company's group health plan. The Severance Factor for each NEO is set out in the table immediately below:

NAME	SEVERANCE FACTOR
Ronald A. Robinson	3
Dan E. Malone	1.5
Jeffery A. Leonard	2
Richard H. Raborn	2
Edward T. Rizzuti	1.5

The events that trigger a change in control under these agreements include (i) the acquisition of 50% or more of our outstanding common stock by certain persons, (ii) certain changes in the membership of our Board of Directors, (iii) certain mergers or consolidations, and (iv) a sale or transfer of all or substantially all of our assets. The receipt of any and all severance payments pursuant to the NEO change in control agreements is expressly conditioned on each executive's execution (and non-revocation) of a release of claims agreement. The change in control agreements do not apply to performance-based equity awards including our PSU awards.

Perquisites

The Company’s NEOs and key managers receive various perquisites provided by or paid for by the Company.  These perquisites can include:

-	Club memberships - reimbursement for dues and business expenses, usually negotiated at the start of employment or as a result of a change in position or a promotion;
-
Car allowances/company vehicles - an allowance is paid monthly for usage of a personal vehicle or a company vehicle is provided where required, also usually negotiated at the start of employment or as a result of a change in position or a promotion;

-	401(k) restoration plan - provides a supplemental compensation benefit to a select group of executive officers and highly compensated employees who cannot participate at the same level as other employees of the Company;
-	Gross-up payments equal to the taxes payable on certain perquisites - provided in certain limited situations, such as commuting and relocation expenses, that are taxable events; and
-	Reimbursement of certain commercial airfare, hotel and vehicle expenses in connection with Mr. Robinson’s commuting that was approved by the Committee.

We provide these perquisites because, in many cases, such as membership in social and professional clubs, the perquisites are often used by the executives for business-related activities and entertainment, and these perquisites are provided by many companies to their similarly situated executives and are therefore necessary to enable the Company to retain and recruit capable managers.  With respect to the last item listed above, the Board agreed to reimburse certain expenses in connection with Mr. Robinson’s commuting from his home in Colorado Springs, Colorado, to the Company’s corporate office in Seguin, Texas, including commercial airfare, hotel and car rental.

The Committee reviews the perquisites provided to the NEOs on an annual basis, in an attempt to ensure that they continue to be appropriate in light of the Committee’s overall goal of designing an appropriate compensation program for NEOs.

Other Benefits

NEOs and other key executives participate in all other employee benefits generally offered to Company employees.

Compensation Committee Report
The Compensation Committee of the Board of Directors oversees the Company’s compensation program on behalf of the Board.  In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

COMPENSATION COMMITTEE

Richard W. Parod, Chair
Robert P. Bauer, Member
Eric P. Etchart, Member
Tracy C. Jokinen, Member

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table describes the annual compensation for our NEOs for the fiscal years 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus Payments ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change of Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
Ronald A. Robinson President & CEO	2020	793,269	—	1,500,114	—	476,888	211,109	123,559	3,104,939
	2019	739,423	200,000	1,161,160	—	736,125	212,247	151,941	3,200,896
	2018	695,254	—	1,017,500	—	912,350	12,758	132,947	2,770,809

Jeffery A. Leonard EVP Industrial Division	2020	445,287	—	360,082	—	125,400	244,474	31,596	1,206,839
	2019	388,215	125,000	232,232	—	217,560	190,639	30,310	1,183,956
	2018	368,846	—	203,500	—	252,816	61,081	24,283	910,526

Richard H. Raborn EVP Agricultural Division	2020	389,761	—	300,298	—	267,383	150,305	22,198	1,129,945
	2019	353,211	25,000	232,232	—	52,950	110,292	25,890	799,575
	2018	329,115	—	203,500	—	97,485	38,313	26,470	694,883

Dan E. Malone EVP & CFO, Principal Financial Officer	2020	357,385	—	250,134	—	86,022	132,770	16,775	843,086
	2019	333,423	25,000	190,008	—	108,588	130,105	15,833	802,957
	2018	314,077	—	166,500	—	149,987	(2,584)	16,491	644,471

Edward T. Rizzuti VP, General Counsel & Secretary	2020	307,308	—	250,134	—	75,330	114,952	12,358	760,082
	2019	284,462	150,000	179,452	—	98,963	82,357	13,959	809,193
	2018	268,462	—	148,000	—	128,027	23,794	9,776	578,059

1.The Company pays NEOs on a bi-weekly basis. In 2018, 2019 and 2020, the salaries represent 26 normal pay periods.
2.The amounts in this column represent extra performance bonus amounts made for efforts related to acquisition activities and other special projects during the applicable year shown.
3.The amounts shown in these columns constitute RSAs, PSUs and options, as applicable, granted under the Company’s equity incentive programs.  The amounts are valued based on the aggregate grant date fair value of the award in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718.  See Note 1 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC 718. The grant date fair value for the RSAs, determined in accordance with FASB ASC 718, was $114.53 for 2020 (which was the market price on the day of grant, February 27, 2020), $105.56 for 2019 (which was the market price on the day of grant, May 6, 2019), and $92.50 for 2018 (which was the market price on the day of grant, May 9, 2018). The grant date fair value for the PSUs, determined in accordance with FASB ASC 718, was $114.53 for 2020 (which was the market price on the day of grant, February 27, 2020).
4.EIP incentives approved and paid in 2019, 2020 and 2021.
5.The amount reflects the increase in present value of accumulated benefits under the Supplemental Executive Retirement Plan (SERP).
6.All other compensation for 2020 consists of (i) for each NEO, the Company's contribution under the Alamo Group (USA) Inc. tax-qualified 401(k) plan (the “401(k) Plan”), group term life insurance premiums and cash restoration payments pursuant to the Alamo Group Inc. 401(k) Restoration Plan (Mr. Robinson, $42,138, Mr. Leonard, $10,328), (ii) for Messrs. Robinson, Leonard and Raborn, automobile allowances, (iii) for Messrs. Robinson and Malone, club dues, and (iv) for Mr. Robinson, reimbursement of commuting expenses ($49,297). The 401(k) restoration payments are lump sum cash payments equivalent to matching contributions that would have been or would be made under the Company's 401(k) plan but were forgone due to certain limitations on contributions to 401(k) plans in the Internal Revenue Code of 1986.
The value of the commuting expenses reported for Mr. Robinson were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid directly to the third-party vendor or to Mr. Robinson as reimbursement.

Employment Agreements

All NEOs of the Company serve at the discretion of the Board of Directors.  The NEOs are appointed to their positions by the Board until the next annual meeting of directors or until their successors have been duly qualified and appointed.  There are currently no employment agreements with any NEOs of the Company.

2020 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant-Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald A. Robinson	—	—	785,000	1,471,875	—	—	—	—	—	—	—
	2/27/2020	—	—	—	3,275	6,549	13,098	—	—	—	750,057
	2/27/2020	—	—	—	—	—	—	6,549	—	—	750,057
Jeffery A. Leonard	—	—	264,000	495,000	—	—	—	—	—	—	—
	2/27/2020	—	—	—	786	1,572	3,144	—	—	—	180,041
	2/27/2020	—	—	—	—	—	—	1,572	—	—	180,041
Richard H. Raborn	—	—	231,000	433,125	—	—	—	—	—	—	—
	2/27/2020	—	—	—	656	1,311	2,622	—	—	—	150,149
	2/27/2020	—	—	—	—	—	—	1,311	—	—	150,149
Dan E. Malone	—	—	141,600	265,500	—	—	—	—	—	—	—
	2/27/2020	—	—	—	546	1,092	2,184	—	—	—	125,067
	2/27/2020	—	—	—	—	—	—	1,092	—	—	125,067
Edward T. Rizzuti	—	—	124,000	232,500	—	—	—	—	—	—	—
	2/27/2020	—	—	—	546	1,092	2,184	—	—	—	125,067
	2/27/2020	—	—	—	—	—	—	1,092	—	—	125,067

1.Amounts shown are estimated possible payouts for fiscal 2020 under the Company’s Executive Incentive Plan.  These amounts are based on the individual’s fiscal 2020 base salary and position.  The maximum amounts shown are 200% of the objective target and 150% of the subjective target.  Actual incentives received by the NEOs for fiscal 2020 are reported in the 2020 Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
2.These columns include information regarding PSUs. The “Threshold” column represents the minimum PSUs payable when threshold performance is met (50% of PSUs are earned at threshold). If performance is below the threshold performance, no units are earned. The “Target” column represents the PSUs payable if actual performance is equal to target (100% of PSUs earned at target). The “Maximum” column represents the full payout potential under the plan if actual performance is equal to or greater than maximum (200% of PSUs are earned at maximum). For 2020 PSU grants, the PSUs vest based on equally weighted performance metrics of cumulative operating income growth and ROIC over the three-year performance period and the NEO’s continued service through December 31, 2022.
3.Represents the number of shares of restricted stock awarded to the NEO under the 2019 Equity Incentive Plan. These awards vest in one-third annual increments.
4.The amounts awarded to the NEOs represent the value of RSA and PSU awards based on the aggregate grant date fair values of the awards determined pursuant to FASB ASC 718 and, in the case of the PSUs, the probable achievement of the underlying performance goals at the time of grant. See Note 1 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC 718.  The grant date fair value for the RSA and PSU awards was determined to be $114.53 (which was the market price on the day of grant, February 27, 2020).

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2020. The market value of shares or units of stock that have not vested reflects the closing stock price of $137.95 per share on December 31, 2020.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock that have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Shares, Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units, or other Rights that have Not Vested ($)
	Exercisable (#)	Unexercisable (#)
Ronald A. Robinson	—	—	—	—	—	2,500(1)	344,875	—	—
	—	—	—	—	—	5,500(2)	758,725	—	—
	—	—	—	—	—	8,250(3)	1,138,088	—	—
	—	—	—	—	—	6,549(4)	903,435	6,549(5)	903,435
Jeffery A. Leonard	—	—	—	—	—	500(1)	68,975	—	—
	—	—	—	—	—	1,100(2)	151,745	—	—
	—	—	—	—	—	1,650(3)	227,618	—	—
	—	—	—	—	—	1,572(4)	216,857	1,572(5)	216,857
	3,000	—	—	53.51	05/12/2024	—	—	—	—
Richard H. Raborn	—	—	—	—	—	500(1)	68,975	—	—
	—	—	—	—	—	1,100(2)	151,745	—	—
	—	—	—	—	—	1,650(3)	227,618	—	—
	—	—	—	—	—	1,311(4)	180,852	1,311(5)	180,852
	1,500	—	—	54.24	05/11/2025	—	—	—	—
Dan E. Malone	—	—	—	—	—	375(1)	51,731	—	—
	—	—	—	—	—	900(2)	124,155	—	—
	—	—	—	—	—	1,350(3)	186,233	—	—
	—	—	—	—	—	1,092(4)	150,641	1,092(5)	150,641
Edward T. Rizzuti	—	—	—	—	—	375(1)	51,731	—	—
	—	—	—	—	—	800(2)	110,360	—	—
	—	—	—	—	—	1,275(3)	175,886	—	—
	—	—	—	—	—	1,092(4)	150,641	1,092(5)	150,641
	4,100	—	—	52.51	08/10/2025	—	—	—	—
1.Remaining balance of restricted stock grant awarded in May 2017 that vests annually in four equal installments.
2.Remaining balance of restricted stock grant awarded in May 2018 that vests annually in four equal installments.
3.Remaining balance of restricted stock grant awarded in May 2019 that vests annually in four equal installments.
4.Restricted stock grant awarded in February 2020 that vests annually in three equal installments.
5.This amount represents PSU awards granted in 2020. The PSU award represents the right to receive a certain number of shares of the Company's common stock at the end of a three year performance period (January 1, 2020 through December 31, 2022) if certain performance targets have been achieved. The amounts reported are based on achieving the target performance goals.

OPTION EXERCISES AND STOCK VESTED IN 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald A. Robinson	—	—	10,500	1,020,453
Jeffery A. Leonard	1,000	44,240	2,100	204,091
Richard H. Raborn	500	23,160	2,100	204,091
Dan E. Malone	2,800	199,271	1,525	147,926
Edward T. Rizzuti	900	54,522	1,450	140,667

PENSION BENEFITS

The following table quantifies the "deferred benefit" pension benefits expected to be paid from the SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Ronald A. Robinson	SERP	22	1,941,455	—
Jeffery A. Leonard(2)	SERP	9	864,306	—
Richard H. Raborn(2)	SERP	6	417,829	—
Dan E. Malone	SERP	14	796,605	—
Edward T. Rizzuti(2)	SERP	5	300,840	—

1.The estimated present value of accumulated benefits under the SERP is based on a discount rate of 2.05% as of December 31, 2020. The Pri-2012 Mortality Table is used for the SERP calculation projected to 2020 for the participants. Participants are assumed to retire at the latest of current age and the plan’s earliest retirement date (age 65) with unreduced benefits. No pre-retirement mortality, retirement, or terminating has been assumed for the present value factors.
2.As of the end of the measurement period (December 31, 2020), Messrs. Leonard, Raborn and Rizzuti are not yet vested in the SERP, and have no benefit payable under the SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
     This section describes the benefits and payments to which each NEO would have been entitled under the Company’s existing plans and arrangements if his employment had terminated or if the Company had undergone a change in control, in each case, on December 31, 2020.  For purposes of valuing any outstanding equity awards, we have assumed a per share value of $137.95, the closing market price of the Company’s common stock on December 31, 2020.

General Policies

Prior to the effective date of the SERP on January 3, 2011, the applicable NEOs were not entitled to cash severance payments upon any termination of employment or upon a change in control of the Company.  Upon termination, the NEOs receive health and welfare benefits under COBRA that are generally available to all U.S.-based employees who participate in our health benefit plans and accrued vacation pay.  There are no special or enhanced termination benefits under the Company’s stock option plans for the NEOs as compared to non-named executive officer participants. For information with respect to potential payments under the SERP, see "SERP" below.

Change in Control Agreements
In March 2020, we entered into change in control agreements with our NEOs and certain of our other senior executive officers. Generally, each of the NEOs is entitled to receive, upon termination of employment within six months preceding or twenty-four months after a change in control of our Company (unless such termination is because of death, disability, for cause, or by the officer other than for "good reason," as defined in the change in control agreements): (a) a lump sum severance payment equal to (i) the NEO's annual base salary in effect immediately prior to the change in control or the date of the executive's termination (whichever is greater) plus (ii) an amount equal to the executive’s target bonus opportunity for the calendar year in which the change in control or the date of the executive's termination occurs (whichever is greater) multiplied by a severance factor which varies by executive position as previously described; (b) acceleration of vesting of all time-based equity awards including RSAs and stock options that vest ratably over time; and (c) reimbursement of health care insurance costs for a period of eighteen (18) months following the executive's termination of employment, if COBRA is elected by the executive under the Company's group health plan. The events that trigger a change in control under these agreements include: (i) the acquisition of 50% or more of our outstanding common stock by certain persons, (ii) certain changes in the membership of our Board of Directors, (iii) certain mergers or consolidations, and (iv) a sale or transfer of all or substantially all of our assets. The receipt of any and all severance payments pursuant to the change in control agreements in place with each of our NEOs is expressly conditioned on each executive's execution (and non-revocation) of a release of claims agreement. The change in control agreements do not apply to performance based equity awards including our PSU awards.

POTENTIAL PAYMENTS UPON AN INVOLUNTARY TERMINATION OF
EMPLOYMENT FOLLOWING A CHANGE IN CONTROL(1)

Name	Severance Payment ($)(2)	Value of Accelerated Equity Awards ($)(3)	Health Benefits ($)(4)	Aggregate Payments ($)
Ronald A. Robinson	4,710,000	3,443,255	14,453	8,167,708
Jeffery A. Leonard	1,408,000	736,758	14,453	2,159,211
Richard H. Raborn	1,232,000	688,871	—	1,920,871
Dan E. Malone	743,400	562,472	22,045	1,327,917
Edward T. Rizzuti	651,000	538,331	19,900	1,209,231

1.An involuntary termination means termination of the NEO's employment following a change in control (1) by the Company other than for “cause,” or (2) by the Named Executive Officer for “good reason.” Under the terms of the Change in Control Agreement, if the payments and benefits to a NEO under the Change in Control Agreement or another plan, arrangement or agreement would subject the NEO to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the NEO receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the Change in Control Agreement.
2.Amounts reported in this column represent the sum of (i) the NEO's base salary multiplied by a severance factor, which for Mr. Robinson is 3, for Messrs. Leonard and Raborn is 2, and for Messrs. Malone and Rizzuti is 1.5 (the "Severance Factor"), and (ii) the NEO's target annual cash incentive opportunity (for the year in which termination or change in control occurs) multiplied by the applicable Severance Factor.
3.Represents the value of equity awards that would become vested upon an involuntary termination of employment within two years following a change in control. The value of the accelerated vesting of the equity awards reported in this table is based upon our closing stock price of $137.95 on December 31, 2020.
4.Represents the estimated value of continued health care benefits that all NEOs would be entitled to receive upon an involuntary termination of employment under the Change in Control Agreement.

Termination of Employment / Changes in Control - Equity
A detailed list of the equity awards held by each NEO as of December 31, 2020 is set forth in the “Outstanding Equity Awards at 2020 Fiscal Year-End” table above. The NEOs do not hold any equity awards other than the stock options and the equity awards listed in the table. Other than as provided in the following sentence, each NEO may exercise only vested options within 30 days of termination of employment (not for cause), 30 days of retirement, or 1 year of death. If the NEO is at least 62 years of age and has at least 5 years of service with the Company, the options become fully vested and may be exercised upon termination of the NEO’s employment (not for cause), retirement or death in accordance with their terms.

Stock options granted by the Company include provisions applicable upon a change in control, as defined in the applicable equity incentive plan and/or the applicable option agreement. Upon a change of control, all incentive stock options issued under our 2015 Incentive Stock Option Plan immediately vest while all non-qualified options issued under our 2009 Equity Incentive Plan immediately vest unless the award is assumed or an equitable substitution is made therefor.

The Company's outstanding restricted stock awards provide that if a NEO ceases to be a service provider for any reason before the restricted stock awards have vested, the NEO's right to the shares of restricted stock will be cancelled. In the event of a change in control, all restricted stock awards immediately vest, unless the award is assumed or an equitable substitution is made therefor.

The Company's outstanding PSU awards provide that if a NEO ceases to be a service provider for any reason before the awards have vested, the NEO's right to any PSU shares will be forfeited. In the event that a change in control occurs during the applicable PSU Performance Period, a portion of the unvested PSU will vest on the date of such change in control in a pro rata amount calculated by multiplying the amount of the award (which amount will be determined by the Compensation Committee in its reasonable discretion based on the Company’s expected performance or, if such amount cannot be reasonably determined by the Compensation Committee, then the target award amount) by a fraction, the numerator of which equals the number of days that the award recipient was a Company employee during the Performance Period up to the date of the change of control and the denominator of which equals the total number of days in the Performance Period.

The following chart shows the value of RSAs, stock option awards and PSUs (assuming target payout) that would have become vested or forfeited for a termination of employment as of December 31, 2020.  For this purpose, RSAs and PSUs were valued at our closing stock price as of December 31, 2020 and stock options were valued as the difference between our closing price as of that date and the applicable exercise price of the stock options.

Name	Termination For Cause	Death or Disability		Change in Control	Any Other Involuntary/Voluntary Termination Without Cause
	Forfeit($)	Vesting($)	Forfeit($)	Immediate Vesting($)	Vesting($)	Forfeit($)
Ronald A. Robinson	4,048,557	1,204,579	2,843,977	3,443,255	—	4,048,557
Jeffery A. Leonard	882,052	289,143	592,909	736,758	—	882,052
Richard H. Raborn	810,042	241,137	568,906	688,871	—	810,042
Dan E. Malone	663,402	200,855	462,546	562,472	—	663,402
Edward T. Rizzuti	639,260	200,855	438,405	538,331	—	639,260

SERP

The SERP is intended to provide a benefit from the Company upon retirement, death or disability, or a change in control of the Company.  Accordingly, the SERP obligates the Company to pay to a participant a Retirement Benefit (as defined in the SERP) upon the occurrence of certain payment events to the extent a participant has a vested right thereto.  The Retirement Benefit is based on 20% of the final three year average salary of each participant on or after his or her Normal Retirement Age (65 years of age). A participant’s right to their Retirement Benefit becomes vested in the Company’s contributions upon 10 years of Credited Service (as defined in the SERP) or a change in control of the Company.  In the event of the participant’s death or a change in control, the participant’s vested Retirement Benefit will be paid in a lump sum to the participant or his estate, as applicable, within 90 days after the participant’s death or a change in control, as applicable.  In the event the participant is entitled to a benefit from the SERP due to disability, retirement or other termination of employment, the benefit will be paid in monthly installments over a period of fifteen years.
The following chart shows the potential payouts under the SERP as of December 31, 2020.

Name	Termination For Cause	Death or Disability (1)		Change in Control	Any Other Involuntary/Voluntary Termination Without Cause (1)
	Forfeit($)	Vesting($)	Forfeit($)	Immediate Vesting($)	Vesting($)	Forfeit($)
Ronald A. Robinson	1,941,455	1,941,455	—	2,250,000	1,941,455	—
Jeffery A. Leonard	864,306	—	864,306	1,112,400	—	864,306
Richard H. Raborn	417,829	—	417,829	616,976	—	417,829
Dan E. Malone	796,605	796,605	—	1,014,999	796,605	—
Edward T. Rizzuti	300,840	—	300,840	478,077	—	300,840

1.Death or disability and any other voluntary or involuntary termination values include the present value of accumulated benefits to be paid out in monthly installments over a period of 15 years.

CEO Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K passed as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”), we have calculated the ratio of annual total compensation of the Company’s principal executive officer, Mr. Robinson, relative to the annual total compensation of our median employee (the "CEO Pay Ratio").

In performing our pay ratio analysis, our date of determination was December 31, 2020. We collected compensation information concerning all of our approximately 3,990 employees as of December 31, 2020. We did not include approximately 110 employees who were employed with our Santa Izabel subsidiary in Brazil and also did not include approximately 15 employees of our Fieldquip business in Australia. We annualized the cash compensation values of all full-time and part-time employees who were only employed for a portion of the year (but did not adjust any part-time or seasonal employees to a full-time equivalent). While no cost of living adjustments were used to adjust compensation figures, we were required to translate currencies as of the relevant date of determination for those employees who were employed with our subsidiary companies located outside the United States. After we identified the median employee, we calculated the median employee's compensation compensation in accordance with the rules applicable to the Summary Compensation Table.

Our compensation review process yielded the following results:

•2020 Median Employee total annual compensation $ 43,078
•Mr. Robinson (CEO) total annual compensation for 2020 $3,104,939
•Ratio of CEO to Median Employee Compensation 72:1

We believe the above results are indicative of the equitable and competitive compensation practices that we have implemented across our organization. As previously discussed, our executive compensation program is designed to retain and motivate talented and experienced executives who can materially improve the Company’s long-term value. However, we recognize that our continued success is also highly dependent upon the retention of experienced, motivated and loyal employees at all levels of our organization, and we continually review our compensation practices to ensure that we remain competitive in the employment markets where we operate while maintaining an appropriate balance between executive compensation and our overall compensation levels. In addition to annual base compensation, we provide many of our employees with other non-cash benefits including (i) savings plans, including a 401(k) savings plan for our U.S.-based employees, (ii) wellness programs and (iii) tuition reimbursement/scholarship programs.

DIRECTOR COMPENSATION DURING 2020

The following table sets forth the aggregate compensation awarded to, earned by or paid to our non-employee directors during 2020. Mr. Robinson, our President and Chief Executive Officer, does not receive any additional compensation for his service on the Board.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Roderick R. Baty	97,600	—	95,048	—	192,648
Robert P. Bauer	79,100	—	95,048	—	174,148
Eric P. Etchart	80,100	—	95,048	—	175,148
Tracy C. Jokinen	89,100	—	95,048	—	184,148
Richard W. Parod	87,100	—	95,048	—	182,148
Lorie L. Tekorius	74,600	—	95,048	—	169,648

1.Non-employee directors received $3,000 for each meeting of the Board of Directors attended in person, and $1,500 for each meeting of any Committee attended in person, or $600 for each meeting of the Board of Directors or any meeting of any Committee thereof attended by telephone. The Company pays directors who are not employees of the Company a $50,000 retainer per year.  The Chairman of the Board receives an additional $32,000 annual retainer (for any independent director who serves as Chairman), the chair of the Audit Committee receives an additional $13,000 annual retainer, the chair of the Compensation Committee receives an additional $8,000 annual retainer, and the chair of the Nominating Corporate Governance Committee receives an additional $7,000 annual retainer. Directors are reimbursed for reasonable expenses incurred as a result of attending meetings of the Board or the Committees. The Board of Directors also receives an annual grant of stock awards.
2.As of December 31, 2020, there were no stock options granted to any of the directors or outstanding with respect to any of the directors.
3.The amounts shown in this column represent the full grant date fair value of the restricted stock awards granted in 2020 as computed in accordance with FASB ASC 718. See Note 1 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC 718. The grant date fair value for the restricted stock awards was determined in accordance with FASB ASC 718 to be $95.43 (which was the market price on the day of grant, May 11, 2020). As of December 31, 2020, the restricted stock awards were as follows: Mr. Baty had 996 shares; Mr. Bauer had 996 shares; Mr. Etchart had 996 shares; Ms. Jokinen had 996 shares; Mr. Parod had 996 shares: and Ms. Tekorius had 996 shares.

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing stockholders with a vote to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Securities and Exchange Commission rules. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on a specific individual or item of compensation.

As described in the "Compensation Discussion and Analysis" section of this Proxy Statement, we believe in pay for performance. Accordingly, the goal of our executive compensation program is to motivate and retain highly-talented executives who are critical to the success of our Company and to enhance the Company’s performance by providing compensation to key managers who have the ability by the nature of their positions to significantly affect the operational effectiveness and financial performance of the Company or one of its subsidiaries. The program is intended to align management and stockholder objectives and provide the opportunity for executives to participate in the success of the Company, with elements designed to reward both short-term and long-term success.  Stockholders are encouraged to carefully review the "Compensation Discussion and Analysis" section of this Proxy Statement for a more detailed discussion of our executive compensation program. With respect to our last advisory vote on NEO compensation, which occurred at our 2020 Annual Meeting, our stockholders expressed their support by approving the non-binding advisory vote with more than 97% of shares voting in favor of our NEO compensation program at that time.

The vote on this proposal gives our stockholders the opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our stockholders to indicate their support for the compensation of our NEOs by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in this Proxy Statement.”

As an advisory vote, this proposal is not binding upon our Board of Directors or the Company. However, we expect that our Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our CEO and NEOs.

Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal No. 2 if you want to have your broker vote your shares on the matter.

Approval of the "say-on-pay" proposal requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR CHIEF EXECUTIVE OFFICER AND NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, AND WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors desires to engage the services of KPMG LLP for the fiscal year ending December 31, 2021.  The Audit Committee has appointed KPMG LLP to audit the financial statements of the Company for fiscal 2021 and report on those financial statements.  Stockholders are being asked to vote FOR the ratification of the appointment.  If stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider its appointment.

Fees Incurred by the Company for KPMG LLP

The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal 2020 and 2019.

	2020	2019
Audit Fees (1)	$2,311,000	$2,161,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	1,168,000	681,000
All Other Fees (4)	—	—
Total	$3,479,000	$2,842,000

1.Both 2020 and 2019 Audit Fees include: (i) the audit of our consolidated financial statements included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings; and (iv) the audit of management’s reports on the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404).
2.Audit-Related Fees in 2020 and 2019 include fees related to acquisitions and advisory services.
3.Tax Fees in 2020 and 2019 include tax compliance, tax planning and tax advice.  Tax compliance, tax planning and tax advice services include the review of U.S. federal, state and local income tax returns, tax advice regarding R&D tax credits as well as tax review and advice on international taxes.
4.Other than as described in this proxy statement, there were no other professional services rendered in 2020 or 2019.

Audit Committee’s Preapproval Policy and Procedures
Our Audit Committee has adopted policies and procedures for the preapproval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors.  These policies and procedures are reviewed at least annually.  We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s preapproval policies and procedures. On an annual basis, the Audit Committee may preapprove services that are expected to be provided to the Company by the independent auditors during the following twelve months.

The Audit Committee may also preapprove particular services on a case-by-case basis. In assessing requests for services by the independent auditors, the Audit Committee considers whether such services are consistent with the auditor's independence, whether the independent auditors are likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company's ability to manage or control risk or improve audit quality.

Representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions concerning the fiscal year ending December 31, 2020 and make a statement should they so desire.

Vote required. This recommendation must be approved by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. All proxies will be voted “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent auditor unless a contrary choice is indicated.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2021, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of Common Stock to file with the SEC reports regarding their ownership and changes in ownership of our securities.  The Company believes that, through March 15, 2021, its directors, executive officers and beneficial owners of more than 10% of the Common Stock complied with all Section 16(a) filing requirements; provided, however, that due to a change in the Company's equity plan administrator that occurred in the early part of 2020, a late Form 4 report for each executive officer was filed in connection with the vesting of equity awards that occurred in May of 2020.

In making this statement, the Company has relied upon examination of the copies of Forms 3, 4 and 5 and amendments thereto, provided to Alamo Group Inc., and the written representations of its directors, executive officers and beneficial owners of more than 10% of the Company's Common Stock.

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

Proposals from stockholders intended to be presented at the 2022 Annual Meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received in writing by the Company at its principal executive offices not later than December 2, 2021. The Company's principal executive offices are located at 1627 East Walnut Street, Seguin, Texas 78155. Please direct all such proposals to the attention of the Company's Secretary.
Stockholders intending to present a proposal at the 2022 Annual Meeting, but not to include the proposal in our proxy statement or to nominate a person as a director, must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that such proposal must be submitted in writing to the Secretary of the Company at our principal executive offices no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2022 Annual Meeting no earlier than January 6, 2022 and no later than February 5, 2022. The notice must contain the information required by the Bylaws, a copy of which is available upon request to the Company's Secretary.

PROXY SOLICITATION

The cost of soliciting proxies by the Board of Directors will be borne by the Company. Proxies may be solicited through the mail and through telephonic communications or meetings with stockholders or their representatives by directors, officers and other employees of the Company who will not receive special compensation for these services.
The Company requests persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.

OTHER MATTERS

No business other than the matters set forth in this Proxy Statement is expected to come before the Annual Meeting, but should any other matters requiring a vote of stockholders arise, including a question of adjourning the Annual Meeting, the persons named in the accompanying Proxy will vote thereon according to their best judgment in the interests of the Company. If any of the nominees for office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies may vote for another person in his/her place in what they consider the best interests of the Company.

The Company is enclosing with this proxy a copy of the Company's Annual Report on Form 10-K including financial statements and schedules thereto filed with the SEC for the year ended December 31, 2020. Any request for exhibits should be in writing addressed to Corporate Secretary, Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155.

                  By Order of the Board of Directors
/s/ Edward T. Rizzuti
Edward T. Rizzuti
Secretary
March 15, 2021

ALAMO GROUP INC.
ATTN: EDWARD T. RIZZUTI
1627 EAST WALNUT STREET
SEGUIN, TX 78155

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ALG2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME		SHARES
THE COMPANY NAME INC. - COMMON		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. - 401 K		123,456,789,012.12345

CONTROL # → 0000000000000000

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Roderick R. Baty	☐	☐	☐
1b. Robert P. Bauer	☐	☐	☐
1c. Eric P. Etchart	☐	☐	☐
1d. Tracy C. Jokinen	☐	☐	☐
1e. Richard W. Parod	☐	☐	☐
1f. Ronald A. Robinson	☐	☐	☐
1g. Lorie L. Tekorius	☐	☐	☐

	For	Against	Abstain
2. Proposal FOR the approval of the advisory vote on the compensation of the named executive officers.	☐	☐	☐
3. Proposal FOR ratification of appointment of KPMG LLP as the Company's Independent Auditors for 2021.	☐	☐	☐

NOTE: In their discretion, act upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000492481_1 R1.0.0.169

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com .

ALAMO GROUP INC.
Proxy for 2021 Annual Meeting of Stockholders
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ronald A. Robinson and Edward T. Rizzuti or any one of them, proxies or proxy with full power of substitution and revocation as to each of them, to represent the undersigned and to act and vote, with all powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Alamo Group Inc., to be held on Thursday, May 6, 2021 at 9:00 a.m., local time, via live webcast at www.virtualshareholder.com/ALG2021, on the following matters and in their discretion on any other matters which may come before the Meeting or any adjournments thereof. Receipt of Notice-Proxy Statement dated March 15, 2021 is acknowledged.

This proxy will be voted as directed. In the absence of such direction, the proxy will be voted "FOR" the nominees listed in Proposal 1 and "FOR" the proposals set forth in Proposal 2 and Proposal 3.

0000492481_2 R1.0.0.169

Continued and to be signed on the reverse side